The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell the securities, and are not soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.
Filed Pursuant to Rule 424(b)(5)
 Registration Statement No. 333-257318

Subject to Completion, dated June 5, 2024

Preliminary Prospectus Supplement
(To prospectus dated August 3, 2021)
10,500,000 Shares
Common Stock
We are offering for sale 10,500,000 shares of our common stock, par value $0.01 per share. Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “DX.” The last reported sale price of our common stock on the NYSE on June 5, 2024 was $12.47 per share.
The underwriter has agreed to purchase our common stock from us at a price of  $ per share, which will result in approximately $ million total net proceeds to us after deducting the estimated expenses of this offering payable by us. The underwriter may offer our common stock in transactions on the NYSE, in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices. See “Underwriting.”
We have granted the underwriter an option to purchase up to additional 1,575,000 shares of common stock within 30 days after the date of this prospectus supplement at the public offering price less the underwriting discounts and commissions.
In order to preserve our status as a real estate investment trust (“REIT”) for federal income tax purposes, among other purposes, our articles of incorporation impose certain restrictions on ownership of our capital stock. See “Description of Our Capital Stock—Restrictions on Ownership and Transfer” in the accompanying base prospectus.
Investing in our common stock involves certain risks. Before buying any shares, you should read the discussion of material risks of investing in our common stock under the caption “Risk Factors” beginning on page S-7 of this prospectus supplement, as well as those described in our Annual Report on Form 10-K for the year ended December 31, 2023 and in other information that we file from time to time with the Securities and Exchange Commission (the “SEC”).
Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.
    The underwriter expects to deliver the shares of common stock on or about June , 2024.
Sole Book-Running Manager
BTIG
Prospectus Supplement dated June , 2024.

TABLE OF CONTENTS
Prospectus Supplement
Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT
You should read this prospectus supplement along with the accompanying prospectus, as well as the information incorporated by reference herein and therein, carefully before you purchase shares of our common stock. These documents contain important information that you should consider before making your investment decision. This prospectus supplement and the accompanying prospectus contain the terms of this offering of our common stock. The accompanying prospectus contains information about certain of our securities generally, some of which does not apply to our common stock. This prospectus supplement may add, update or change information contained in, or incorporated by reference in, the accompanying prospectus. If the information in, or incorporated by reference in, this prospectus supplement is inconsistent with any information contained in, or incorporated by reference in, the accompanying prospectus, the information in, or incorporated by reference in, this prospectus supplement will apply and supersede the inconsistent information contained in or incorporated by reference in the accompanying prospectus.
It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus before making your investment decision. You should also read and consider the additional information incorporated by reference in this prospectus supplement and the accompanying prospectus before making your investment decision. See “Where You Can Find More Information” in this prospectus supplement.
You should rely only on the information contained in, or incorporated by reference in, this prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the SEC. Neither we nor the underwriter have authorized any other person to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. Neither we nor the underwriter are making an offer to sell our shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.
Unless this prospectus supplement otherwise indicates or the context otherwise requires, all references in this prospectus supplement to the “registrant,” “we,” “us,” “our,” or “the Company” include Dynex Capital, Inc., a Virginia corporation, and any subsidiaries or other entities we control. Unless otherwise expressly stated or the context otherwise requires, all information in this prospectus supplement assumes that the option to purchase additional shares granted to the underwriter is not exercised in whole or in part.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
We make forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein and any free writing prospectus that we have authorized for use in connection with this offering within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For these statements, we claim the protections of the safe harbor for forward-looking statements contained in such sections. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond our control. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “could,” “potential,” “will,” “would” or similar expressions, or the negatives of these terms or other comparable terminology. Forward-looking statements in this prospectus supplement may include, but are not limited to statements about:
•our expected use of proceeds from this offering;
•our business and investment strategy including our ability to generate acceptable risk-adjusted returns and our target investment allocations, and our views on the future performance of mortgage-backed securities (“MBS”) and other investments;
•our views on the macroeconomic environment, monetary and fiscal policy, and conditions in the investment, credit, interest rate and derivatives markets;
•our views on inflation, market interest rates and market spreads;
•our views on the effect of actual or proposed actions of the Federal Reserve or other central banks with respect to monetary policy (including the targeted Fed Funds Rate), and the potential impact of these actions on interest rates, borrowing costs, inflation or unemployment;
•the effect of regulatory initiatives of the Federal Reserve, the Federal Housing Finance Agency, other financial regulators, and other central banks;
•our financing strategy including our target leverage ratios, our use of to-be-announced (“TBA”) dollar roll transactions, and anticipated trends in financing costs including TBA dollar roll transaction costs, and our hedging strategy including changes to the derivative instruments to which we are a party, and changes to government regulation of hedging instruments and our use of these instruments;
•our investment portfolio composition and target investments;
•our investment portfolio performance, including the fair value, yields, and forecasted prepayment speeds of our investments;
•our liquidity and ability to access financing, and the anticipated availability and cost of financing;
•our capital stock activity including the impact of stock issuances and repurchases;
•the amount, timing, and funding of future dividends;
•our use of our tax net operating loss (“NOL”) carryforward and other tax loss carryforwards;
•future competition for, and availability of, investments, financing and capital;
•estimates of future interest expenses, including related to the Company’s repurchase agreements and derivative instruments;
•the status and effect of legislative reforms and regulatory rule-making or review processes, and the status of reform efforts and other business developments in the repurchase agreement financing market;
•market, industry and economic trends, and how these trends and related economic data may impact the behavior of market participants and financial regulators;

•the impact of recent bank failures, potential new regulations and the potential for other bank failures this year;
•the impact of debt ceiling negotiations on interest rates, spreads, the U.S. Treasury market as well as the impact more broadly on fixed income and equity markets;
•uncertainties regarding the war between Russia and the Ukraine or Israel and Hamas and the related impacts on macroeconomic conditions, including, among other things, interest rates;
•the financial position and credit worthiness of the depository institutions in which the Company’s MBS and cash deposits are held;
•the impact of applicable tax and accounting requirements on us including our tax treatment of derivative instruments such as TBAs, interest rate swaps, options and futures;
•our future compliance with covenants in our master repurchase agreements, ISDA agreements, and debt covenants in our other contractual agreements;
•our reliance on a single service provider of our trading, portfolio management, risk reporting and accounting services systems;
•the implementation in a timely and cost-effective manner of our operating platform, which includes trading, portfolio management, risk reporting, and accounting services systems, and the anticipated benefits thereof; and
•possible future effects of the COVID-19 pandemic or any global health crisis.
Forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. Forward-looking statements are not predictions of future events. These beliefs, assumptions and expectations can change as a result of many events or factors, not all of which are known to us. Some of these factors are described in “Risk Factors” beginning on page S-7 of this prospectus supplement, under the caption “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2023, and in our other filings under the Exchange Act (which are incorporated by reference into this prospectus supplement). These and other risks, uncertainties and factors could cause our actual results to differ materially from those included in any forward-looking statements we make. All forward-looking statements speak only as of the date they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect us. Except as required by law, we are not obligated to, and we do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUPPLEMENT SUMMARY
The following information is qualified in its entirety by the more detailed information and financial statements and notes incorporated by reference into this prospectus supplement and the accompanying prospectus. We encourage you to read this prospectus supplement and the accompanying prospectus, as well as the information which is incorporated by reference into this prospectus supplement and the accompanying prospectus, in their entireties.
Our Company
We are an internally managed mortgage REIT, which invests in residential and commercial MBS. We finance our investments principally with repurchase agreements. Our objective is to provide attractive risk-adjusted returns to our shareholders over the long term that are reflective of a leveraged, high quality fixed income portfolio with a focus on capital preservation. We seek to provide returns to our shareholders primarily through the payment of regular dividends and capital appreciation of our investments.
We were formed in 1987 and commenced operations in 1988. Our investments consist principally of Agency and non-Agency MBS, including residential MBS (“RMBS”), commercial MBS (“CMBS”), and CMBS interest-only (“IO”) securities. As of December 31, 2023, we were primarily invested in Agency MBS, of which over 96% are RMBS. Less than 4% of our investment portfolio as of December 31, 2023 was comprised of Agency CMBS and Agency and non-Agency CMBS IO securities. Agency MBS have an implicit guaranty of principal payment by an agency of the U.S. government or a U.S. government-sponsored entity (“GSE”) such as Fannie Mae and Freddie Mac. Non-Agency MBS are issued by non-governmental enterprises and do not have a guaranty of principal payment. CMBS IO securities in which we invest may be issued by a GSE or a non-governmental enterprise. We may also invest in debt securities issued by the United States Department of the Treasury (the “Treasury”).
Our investment strategy and the allocation of our capital to a particular sector or investment is driven by a “top-down” framework that focuses on the risk management, scenario analysis, and expected risk-adjusted returns of any investment. Key points of this framework include the following:
•understanding macroeconomic factors, global monetary and fiscal policies, and possible evolving outcomes;
•understanding the regulatory environment, competition for assets, and the terms and availability of financing;
•investment analysis including understanding absolute returns, relative and risk-adjusted returns, and supply/demand metrics in various mortgage asset classes;

•financing and hedging analysis including sensitivity analysis on credit, interest rate volatility, and market value risk; and
•managing performance and inherent portfolio risks, including but not limited to interest rate, credit, prepayment, and liquidity risks.
In allocating our capital and executing our strategy, we seek to balance the risks of owning specific types of investments with the earnings opportunity on the investment. Though a majority of our current investment portfolio is in fixed-rate Agency RMBS, we have allocated capital at various times over the last decade to a variety of investments including adjustable-rate Agency RMBS, fixed-rate Agency CMBS, investment grade and unrated non-Agency RMBS and CMBS, Agency and non-Agency CMBS IO, and residual interests in securitized mortgage loans. Our investments in non-Agency MBS are generally higher quality senior or mezzanine classes (typically rated ‘A’ or better by one or more of the nationally recognized statistical rating organizations) because they are typically more liquid (i.e., they are more easily converted into cash either through sales or pledges as collateral for repurchase agreement borrowings) and have less exposure to credit losses than lower-rated non-Agency MBS. We regularly review our existing operations to determine whether our investment strategy or business model should change, including through capital reallocation, changing our targeted investments as well as hedging instruments, and shifting our risk position.
We employ leverage to enhance the returns on our invested capital by pledging our investments as collateral for borrowings primarily through the use of repurchase agreements with major financial institutions and broker-dealers. Repurchase agreements generally have original terms to maturity of overnight to six months, though in some instances we may enter into longer-dated maturities depending on market conditions. We pay interest on our repurchase agreement borrowings at a rate determined by a spread to certain short-term interest rates and fixed for the term of the borrowing. Borrowings under uncommitted repurchase agreements are renewable at the discretion of our lenders and do not contain guaranteed roll-over terms.
Our address and telephone number are 4991 Lake Brook Drive, Suite 100, Glen Allen, Virginia 23060 and (804) 217-5800.

The Offering
Issuer	Dynex Capital, Inc.
Common stock we are offering	10,500,000 shares (plus up to an additional 1,575,000 shares of common stock that we will issue and sell in the event the underwriter exercises its option to purchase additional shares).
Common stock outstanding prior to the offering[1]	64,207,776 (as of June 5, 2024)
Common stock outstanding after this offering[1]	74,707,776 shares (76,282,776 shares if the underwriter exercises its option to purchase additional shares in full).
Use of proceeds
We estimate that the net proceeds from this offering will be approximately $ million after deducting the estimated expenses of this offering payable by us. We intend to use the net proceeds from this offering to acquire additional investments, consistent with our investment policy, and for general corporate purposes, that may include, among other things, repayment of maturing obligations, capital expenditures and working capital. See the section entitled “Use of Proceeds” on page S-10 of this prospectus supplement.

Risk factors
Investing in our common stock involves various risks. Risks associated with an investment in our common stock are described under the caption “Risk Factors” beginning on page S-7 below and in the section titled “Risk Factors” of our Annual Report on 10-K for the year ended December 31, 2023, which are incorporated by reference herein.

Restrictions on ownership and transfer
In order to assist us with preserving our status as a REIT for federal income tax purposes, our articles of incorporation contain certain ownership and transfer restrictions relating to our capital stock. See “Description of Our Capital Stock—Restrictions on Ownership and Transfer” in the accompanying prospectus for additional information about these restrictions.

Material tax consequences
For a discussion of the federal income tax consequences of purchasing, owning and disposing of common stock, please see the section entitled “Additional U.S. Federal Income Tax Considerations” together with the discussion under the heading “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus.

New York Stock Exchange Symbol	“DX”
1 The number of shares excludes shares of common stock that may be issued from time to time pursuant to our “at the market” program.

RISK FACTORS
An investment in our common stock involves various risks, including those described below and in the accompanying prospectus, the risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2023 under Part I, Item 1A, “Risk Factors,” and in our other filings under the Exchange Act which are incorporated by reference in this prospectus supplement. You should carefully consider these risk factors, together with all of the information contained in or incorporated, or deemed to be incorporated, by reference in this prospectus supplement and the accompanying prospectus, in determining whether to purchase shares of our common stock.
Risks related to our common stock and this offering
The market price and trading volume of our common stock may be volatile.
The market price of our common stock may become highly volatile and subject to wide fluctuations. In addition, trading volume in our common stock may fluctuate and cause significant price variations to occur. Some of the factors that could result in fluctuations in the price or trading volume of our common stock include, among other things: actual or anticipated changes in our current or future financial performance, changes in market interest rates, and general market and economic conditions. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly.
Furthermore, in recent years, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions and interest rate changes, may negatively impact the market price of our common stock. If the market price of our common stock declines, you may not realize any return on your investment in us and may lose some or all of your investment.
In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could also harm our business.
Our ability to pay dividends is limited by the requirements of Virginia law and our articles of incorporation.
Our ability to pay dividends on our common stock is limited by the laws of Virginia and our articles of incorporation. Under applicable Virginia law, a Virginia corporation may not make a distribution if, after giving effect to the distribution, the corporation would not be able to pay its debts as the debts become due in the usual course of business, or the corporation’s total assets would be less than the sum of its total liabilities plus (unless the corporation’s articles provide otherwise) the amount that would be needed, if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Accordingly, we may not make a distribution on our common stock if, after giving effect to the distribution, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of the holders of shares of any series of preferred stock then outstanding, if any, with preferences senior to those of our common stock.
We cannot assure you that we will be able to pay dividends regularly.
Future distributions on our common stock will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash flow from operations, financial condition and capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and our ability to use our tax NOL carryforward, any debt service requirements and any other factors our board of directors deems relevant. Accordingly, we cannot guarantee that we will be able to make cash distributions on our common stock on a regular quarterly basis in the future or what the actual distributions will be for any future period.

We have not established a minimum dividend payment level and we may not have the ability to pay dividends in the future. Furthermore, our monthly dividend strategy could attract shareholders that are especially sensitive to the level and frequency of the dividend. If we were to reduce the dividend or change back to a quarterly payment cycle, our share price could materially decline.
We currently intend to pay regular dividends to our common shareholders and to make distributions to our shareholders in amounts such that all or substantially all of our taxable income, subject to certain adjustments including utilization of our NOL, is distributed. However, we have not established a minimum dividend payment level, and the amount of our dividend is subject to fluctuation. Our ability to pay dividends may be adversely affected by the risk factors described herein. All distributions will be made at the discretion of our Board of Directors and will depend on our GAAP and tax earnings, our financial condition, the requirements for REIT qualification and such other factors as our Board of Directors may deem relevant from time to time. We may not be able to make distributions, or our Board of Directors may change our dividend policy in the future. To the extent that we decide to pay dividends in excess of our current and accumulated tax earnings and profits, such distributions would generally be considered a return of capital for federal income tax purposes. A return of capital reduces the basis of a shareholder’s investment in our common stock to the extent of such basis and is treated as capital gain thereafter.
Our strategy of paying a monthly dividend is designed in part to attract retail shareholders that invest in stocks which pay a monthly dividend. The ownership of our stock may become overly concentrated in shareholders who only invest in monthly dividend paying stocks. These shareholders may be more sensitive to reductions in the dividend or a change in the payment cycle and our share price could materially decline if we were to reduce the dividend or change the payment cycle of our dividend.
Future offerings of debt securities, which would rank senior to our common stock upon our liquidation, and future offerings of equity securities, which would dilute our existing shareholders and may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common stock.
In the future, we may attempt to increase our capital resources by making offerings of debt or additional offerings of equity securities, including commercial paper, medium-term notes, senior or subordinated notes, including convertible notes, and classes of preferred stock or common stock. Upon liquidation, holders of our debt securities and lenders with respect to our other borrowings will receive a distribution of our available assets prior to the holders of our common stock. In addition, upon liquidation, holders of shares of our preferred stock will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common stock, or both. Moreover, any future issuance of preferred stock by us may have a preference on liquidating distributions and on dividend payments that could limit our ability to make a dividend distribution to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.
Future sales of our common stock could have an adverse effect on our stock price.
We cannot predict the effect, if any, of future sales of common stock, or the availability of shares for future sales, on the market price of our common stock. Sales of substantial amounts of common stock, or the perception that such sales could occur, could dilute existing holders of our common stock and may adversely affect prevailing market prices for our common stock.
Our management will have broad discretion with respect to the use of the proceeds of this offering.
Although we have highlighted the intended use of proceeds for this offering, our management will have broad discretion as to the application of these net proceeds and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for us and cause the price of our common stock to decline.

USE OF PROCEEDS
We estimate that the net proceeds we will receive from this offering will be approximately $ million (or $ million in the event the underwriter exercises its option to purchase additional shares of common stock in full), in each case, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use any net proceeds from this offering to acquire additional investments, consistent with our investment policy, and for general corporate purposes, which may include, among other things, repayment of maturing obligations, capital expenditures and working capital.

ADDITIONAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a supplement to, and is intended to be read together with, the discussion under the heading “Material U.S. Federal Income Tax Considerations” included in the accompanying prospectus. Terms used in this section but not defined in this section have the meanings ascribed to them elsewhere in this prospectus supplement or in “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus. You should refer to the discussion in the accompanying prospectus under “Material U.S. Federal Income Tax Considerations” for a discussion of the tax consequences of our election to be taxed as a REIT and the tax consequences to owners of shares of our common stock. The following is a summary of certain additional material U.S. federal income tax considerations related to the acquisition, ownership and disposition of our common stock. This summary is provided on the same basis and subject to the same qualifications as are set forth in the paragraphs under the heading “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus as if those paragraphs were set forth in this prospectus supplement. In addition to the limitations set forth in the accompanying prospectus, this discussion does not apply to investors that are other REITs or regulated investment companies for U.S. federal income tax purposes, investors subject to the special tax accounting rules under section 451(b) of the Code, or investors that are traders in securities that elect to use a mark-to-market method of accounting for securities holdings.
The following discussion supplements the discussion under the heading “Material U.S. Federal Income Tax Considerations—Taxation of Non-U.S. Holders” in the accompanying prospectus.
Under current Treasury Regulations, information reporting and backup withholding will not generally apply to distributions on our common stock made by us or our paying agent (in its capacity as such) to a non-U.S. holder, or on payments of sales proceeds upon a disposition of our common stock, if such holder has provided the proper certification that it is a non-U.S. holder (generally, on IRS Form W-8BEN or IRS Form W-8BEN-E). Non-U.S. holders are encouraged to consult their own tax advisors with respect to the potential for information reporting and backup withholding.
The following discussion supersedes in its entirety the discussion under the heading “Material U.S. Federal Income Tax Considerations—Foreign Accounts” in the accompanying prospectus.
Under Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (collectively, “FATCA”), withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as defined in the Code) and certain other non-U.S. entities. A withholding tax of 30% generally may be imposed on dividends on, and gross proceeds from the sale or other disposition of, our common stock paid to (a) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (b) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and such entity meets certain other specified requirements.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition our common stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. We will not pay any additional amounts in respect of any amounts withheld. Non-U.S. holders are encouraged to consult their tax advisors regarding the effect, if any, of the FATCA rules based on their particular circumstances.

UNDERWRITING
We are offering the shares of common stock described in this prospectus through BTIG, LLC (“BTIG”) as sole book-running manager. We have entered into an underwriting agreement with BTIG. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
BTIG, LLC	10,500,000
Total	10,500,000
BTIG is committed to purchase all the shares of common stock offered by us if they purchase any shares.
BTIG has agreed to purchase the shares of common stock from us at a price of $      per share, which will result in net proceeds to us, after deducting estimated expenses related to this offering, of approximately $      million assuming no exercise of the option to purchase additional shares granted to BTIG, and $      million assuming full exercise of the option to purchase additional shares.
BTIG proposes to offer the shares of common stock offered hereby from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt of acceptance by them and subject to their right to reject any order in whole or in part. BTIG may effect such transactions by selling the shares of common stock to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from BTIG and/or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal. The difference between the price at which BTIG purchases shares and the price at which BTIG resells such shares may be deemed to be underwriting compensation.
The underwriter has an option to buy up to 1,575,000 additional shares of common stock from us. The underwriter has 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriter will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriter will offer the additional shares on the same terms as those on which the shares are being offered. We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $      .
A prospectus in electronic format may be made available on the web sites maintained by the underwriter, or selling group members, if any, participating in the offering. The representative may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter to selling group members that may make Internet distributions on the same as other allocations.
We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any hedging, swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of BTIG for a period of 60 days after the date of this prospectus subject to limited exceptions, including the sale of our preferred stock pursuant to our preferred stock at-the-market program.
Our directors and executive officers have entered into lock-up agreements with BTIG prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 60 days after the date of this prospectus, may not, without the prior written consent of BTIG, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any hedging, swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.
We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.
Our common stock is listed on the NYSE under the symbol “DX.”
In connection with this offering, BTIG may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriter of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriter’s option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. BTIG may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriter may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that BTIG creates a naked short position, they will purchase shares in the open market to cover the position.
BTIG has advised us that, pursuant to Regulation M of the Securities Act, it may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if BTIG purchases common stock in the open market in stabilizing transactions or to cover short sales, BTIG can require the underwriter that sold those shares as part of this offering to repay the underwriting discount received by them.
These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriter commences these activities, they may discontinue them at any time. The underwriter may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.
Relationships with the underwriter
The underwriter and its affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, the underwriter and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.
For example, BTIG, LLC is an agent under our Distribution Agreement, dated June 29, 2018, as amended on May 31, 2019, August 3, 2021, June 3, 2022 and February 10, 2023, pursuant to which we may offer and sell shares of our common stock through J.P. Morgan Securities LLC, JMP Securities LLC, JonesTrading Institutional Services LLC and BTIG, LLC.
Selling restrictions
Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the shares may only be made to persons, or Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.
The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.
This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Hong Kong
The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.
Japan
The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the shares were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time, or the SFA) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b)a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:
(c)to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(d)where no consideration is or will be given for the transfer;
(e)where the transfer is by operation of law; or
(f)as specified in Section 276(7) of the SFA.

Dubai International Financial Centre
This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS
The validity of the shares of our common stock offered pursuant to this prospectus supplement will be passed upon for us by Mayer Brown LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriter by Cooley LLP, New York, New York.
EXPERTS
The consolidated financial statements as of December 31, 2023, and 2022, and for each of the three years in the period ended December 31, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023, incorporated by reference in this prospectus supplement and accompanying prospectus have been so incorporated in reliance on the reports of BDO USA, P.C. an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. The SEC maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including Dynex Capital, Inc., that file electronically with the SEC. The public may obtain any documents that we file with the SEC at www.sec.gov. We also make available free of charge on or through our internet website (www.dynexcapital.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. We are not incorporating by reference into this prospectus supplement the information on our website, and you should not consider our website to be a part of this prospectus supplement.

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INCORPORATION OF INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to other documents that we have filed with the SEC. These incorporated documents contain important business and financial information about us that is not included in or delivered with this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information filed with the SEC will update and supersede this information.
We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the offering of securities covered by this prospectus supplement and the accompanying prospectus is complete:
•Annual Report on Form 10-K for the year ended December 31, 2023, filed on February 26, 2024 (including the portions of our Proxy Statement on Schedule 14A, filed on March 28, 2024, incorporated by reference therein);
•Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed on April 26, 2024;
•Current Reports on Form 8-K, filed on January 29, 2024, March 12, 2024, April 22, 2024 and May 20, 2024 (in each case, except for any information contained therein which is furnished rather than filed); and
•The description of our capital stock contained in Exhibit 4.4 to our Annual Report on Form 10-K for the year ended December 31, 2021, filed on February 28, 2022, including any amendment or report filed for the purpose of updating that description.
You may obtain copies of these documents at no cost by writing or telephoning us at the following address:
Investor Relations
Dynex Capital, Inc.
4991 Lake Brook Drive, Suite 100
Glen Allen, VA 23060
(804) 217-5800

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PROSPECTUS
$750,000,000
Dynex Capital, Inc.
COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES
WARRANTS
UNITS
We intend to offer and sell from time to time the debt and equity securities described in this prospectus:
•shares of our common stock;
•shares of our preferred stock;
•debt securities;
•warrants to purchase shares of our common stock, our preferred stock or our debt securities; and
•units consisting of two or more of the foregoing.
We refer to the common stock, preferred stock, debt securities, warrants and units, collectively, as the “securities” in this prospectus. The total offering price of the securities described in this prospectus will not exceed $750,000,000 in the aggregate.
Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “DX” and our 6.900% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”), is listed on the NYSE under the symbol “DXPRC.”
We will provide the specific terms of any securities we may offer in supplements to this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest. This prospectus may not be used to offer and sell any securities unless accompanied by a prospectus supplement describing the amount of securities being offered and terms of the offering of those securities. We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers on a continuous or delayed basis. We reserve the sole right to accept, and together with any underwriters, dealers and agents, reserve the right to reject, in whole or in part, any proposed purchase of securities. The names of any underwriters, dealers or agents involved in the sale of any securities, the specific manner in which they may be offered and any applicable commissions or discounts will be set forth in the prospectus supplement covering the sales of those securities.
To assist us in qualifying as a real estate investment trust for federal income tax purposes, no person may own more than 9.8% of the outstanding shares of our capital stock, unless our Board of Directors waives this limitation.
Investing in our securities involves risks. You should carefully consider the information referred to under the heading “Risk Factors” beginning on page 8 of this prospectus as well as the “Risk Factors” incorporated by reference herein from our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other reports and information that we file with the Securities and Exchange Commission.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is August 3, 2021.

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No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus we may provide you in connection with an offering of securities. You must not rely on any unauthorized information or representation not contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus. This prospectus, any accompanying prospectus supplement or any free writing prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities other than the registered securities to which they relate, nor does this prospectus, any accompanying prospectus supplement or any free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus, any prospectus supplement to this prospectus, any free writing prospectus or the documents incorporated by reference herein or therein are accurate only as of the date of such document. Our business, financial condition, liquidity, results of operations, funds from operations and prospects may have changed since those dates.

1

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). Under the shelf registration process, we may, over time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of  $750,000,000. This prospectus provides you with a general description of the securities that we may offer. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. We will not use this prospectus to offer and sell securities unless it is accompanied by a prospectus supplement that more fully describes the securities being offered and the terms of the offering. Any accompanying prospectus supplement or free writing prospectus may also add to, update or supersede other information contained in this prospectus.
The SEC allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will update automatically, supplement and/or supersede this information. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should read the detailed information regarding our company, our securities and our financial statements and the notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference. Before purchasing any securities, you should carefully read this prospectus, any prospectus supplement and any free writing prospectus together with the information incorporated or deemed to be incorporated by reference herein as described under the headings “Where You Can Find More Information” and “Incorporation of Information by Reference” in this prospectus.
When used in this prospectus, the terms “Dynex”, “company,” “issuer,” “we,” “our,” and “us” refer to Dynex Capital, Inc. and its consolidated subsidiaries, unless otherwise specified.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that we file electronically with the SEC at http://www.sec.gov. In addition, we maintain a website that contains information about us at www.dynexcapital.com. The information found on, or otherwise accessible through, our website is not incorporated by reference into, and does not form a part of, this prospectus or any accompanying prospectus supplement or any other report or document we file with or furnish to the SEC.
We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, including exhibits, schedules and amendments filed with, or incorporated by reference into, the registration statement, under the Securities Act with respect to the securities registered hereby. This prospectus and any accompanying prospectus supplement do not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the securities registered hereby, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus and any accompanying prospectus supplement as to the contents of any contract or other document referred to in, or incorporated by reference into, this prospectus and any accompanying prospectus supplement are not necessarily complete and, where such contract or other document is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. The registration statement of which this prospectus is a part is available to you on the SEC’s website.

INCORPORATION OF INFORMATION BY REFERENCE
The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus from the date of filing those documents. Any reports filed by us with the SEC on or after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. We have filed the documents listed below with the SEC under the Exchange Act, and these documents are incorporated herein by reference (other than information in such documents that is furnished and not deemed to be filed):
•Our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 1, 2021;
•Our Quarterly Report on Form 10-Q for the period ended March 31, 2021 filed with the SEC on May 3, 2021;
•Our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 31, 2021;
•Our Current Reports on Form 8-K filed with the SEC on January 28, 2021, January 29, 2021, March 5, 2021, March 23, 2021, April 28, 2021, May 12, 2021 and May 18, 2021; and
•The description of our common stock included in our registration statement on Form 8-A, filed with the SEC pursuant to Section 12(b) of the Exchange Act on January 17, 1989, and the description of our Series C Preferred Stock included in our registration statement on Form 8-A filed with the SEC pursuant to Section 12(b) of the Exchange Act on February 18, 2020, including any amendment or report filed for the purpose of updating any of these descriptions.
All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates (other than information in such documents that is furnished and not deemed to be filed) will be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of those documents. All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement that contains this prospectus and prior to the effectiveness of the registration statement will be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing those documents.
We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.
We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (other than the exhibits to such documents which are not specifically incorporated by reference therein); we will provide this information at no cost to the requester upon written or oral request to:
Investor Relations Officer
Dynex Capital, Inc.
4991 Lake Brook Drive, Suite 100
Glen Allen, Virginia 23060
(804) 217-5800

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

Certain written statements we make in this prospectus, and in our other filings with the SEC that are incorporated herein by reference, that are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. All statements contained or incorporated by reference in this prospectus addressing our future results of operations and operating performance, events, or developments that we expect or anticipate will occur in the future, including, but not limited to, statements relating to investment strategies, changes in net interest income, investment performance, earnings or earnings per share, the interest rate environment, capital raising strategies and activities, economic conditions and outlook, expected impact of hedging transactions, and market share, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements.
You can generally identify forward-looking statements as statements containing the words “will,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “plan,” “continue,” “should,” “may” or other similar expressions. Forward-looking statements are based on our current beliefs, assumptions and expectations of our future performance as of the date the statements are made, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, prospects, liquidity and results of operations may vary materially from those expressed or implied in our forward-looking statements. We caution readers not to place undue reliance on our forward-looking statements, which are not historical facts and may be based on assumptions and expectations that do not materialize.
We may make forward-looking statements in this prospectus, and in our other filings with the SEC that are incorporated herein by reference, regarding:
•Our business and investment strategy including our ability to generate acceptable risk-adjusted returns and our target investment allocations, and our views on the future performance of mortgage-backed securities (“MBS”) and other investments;
•Our views on the macroeconomic environment, monetary and fiscal policy, and conditions in the investment, credit and derivatives markets;
•Our views on the effect of actual or proposed actions of the U.S. Federal Reserve (the “Federal Reserve”), the Federal Reserve’s Open Market Committee (the “FOMC”), or other central banks with respect to monetary policy (including the targeted Federal Funds Rate), and the potential impact of these actions on interest rates, inflation or unemployment;
•The effect of regulatory initiatives of the Federal Reserve (including the FOMC), the Federal Housing Finance Authority, other financial regulators, and other central banks;
•Our financing strategy including our target leverage ratios, our use of to-be-announced (“TBA”) dollar roll transactions, and anticipated trends in financing costs including TBA dollar roll transaction costs, and our hedging strategy including changes to the derivative instruments to which we are a party, and changes to government regulation of hedging instruments and our use of these instruments;
•Our investment portfolio composition and target investments;
•Our investment portfolio performance, including the fair value, yields and forecasted prepayment speeds of our investments;
•The impact of the COVID-19 pandemic on the economy, as well as certain actions taken by federal, state and local governments in response to the pandemic, and on delinquencies in loans underlying our investments;

•Our liquidity and ability to access financing, and the anticipated availability and cost of financing;
•Our capital stock activity including the impact of stock issuances and repurchases;
•The amount, timing, and funding of future dividends;
•Our use of our tax net operating loss (“NOL”) and other tax loss carryforwards;
•The status of pending litigation;
•The competitive environment in the future, including competition for investments and the availability of financing;
•Estimates of future interest expenses, including related to our repurchase agreements and derivative instruments;
•The status and effect of legislative reforms and regulatory rule-making or review processes and the status of reform efforts and other business developments in the repurchase agreement financing market;
•Market, industry and economic trends, and how these trends and related economic data may impact the behavior of market participants and financial regulators;
•The financial position and credit worthiness of the depository institutions in which our MBS and cash deposits are held;
•The impact of applicable tax and accounting requirements on us including our tax treatment of derivative instruments such as TBAs, interest rate swaps, options and futures;
•Our future compliance with covenants in our master repurchase agreements, ISDAs and other contractual agreements;
•Market interest rates and market spreads; and
•Possible future effects of the COVID-19 pandemic.
While it is not possible to identify all factors, some of the factors that may cause actual results to differ from historical results or from any results expressed or implied by forward-looking statements, or that may cause our projections, assumptions, expectations or beliefs to change, include the following:
•The risks and uncertainties referenced in this prospectus, or in our other filings with the SEC that are incorporated herein by reference, particularly those set forth under the heading “Risk Factors” herein and in our most recent Annual Report on Form 10-K under Item 1A, “Risk Factors”;
•Our ability to find suitable reinvestment opportunities;
•Changes in domestic economic conditions;
•Changes in interest rates and interest rate spreads, including the repricing of interest-earning assets and interest-bearing liabilities;
•Our investment portfolio performance particularly as it relates to cash flow, prepayment rates and credit performance;

•The impact on markets and asset prices from changes in the Federal policies regarding the purchases of Agency residential MBS (“RMBS”), Agency commercial (“CMBS”), and U.S. Treasuries;
•Actual or anticipated changes in Federal Reserve monetary policy or the monetary policy of other central banks;
•Adverse reactions in U.S. financial markets related to actions of foreign central banks or the economic performance of foreign economies including in particular China, Japan, the European Union, and the United Kingdom;
•Uncertainty concerning the long-term fiscal health and stability of the United States;
•The cost and availability of financing, including the future availability of financing due to changes to regulation of, and capital requirements imposed upon, financial institutions;
•The cost and availability of new equity capital;
•Changes in our use of leverage;
•Changes to our investment strategy, operating policies, dividend policy or asset allocations;
•The quality of performance of third-party servicer providers of our loans and loans underlying our securities;
•The level of defaults by borrowers on loans underlying MBS that we have purchased, or on loans which we have securitized;
•Changes in our industry;
•Increased competition;
•Changes in government regulations affecting our business;
•Changes or volatility in the repurchase agreement financing markets and other credit markets;
•Changes to the market for interest rate swaps and other derivative instruments, including changes to margin requirements on derivative instruments;
•Uncertainty regarding continued government support of the U.S. financial system and U.S. housing and real estate markets; or to reform the U.S. housing finance system including the resolution of the conservatorship of Fannie Mae and Freddie Mac;
•The composition of the Board of Governors of the Federal Reserve System;
•Systems failures or cybersecurity incidents; and
•Exposure to current and future claims and litigation.
These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that we file with the SEC, could cause our actual results to differ materially from those projected in any forward-looking statements we make. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

We are including this cautionary statement in this prospectus to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by us or on our behalf. Any forward-looking statements should be considered in context with the various disclosures made by us about our business in our public filings with the SEC, including without limitation the risk factors described above and those described in “Risk Factors” beginning on page 8.

OUR COMPANY
We are an internally managed mortgage real estate investment trust (“mortgage REIT”), which primarily invests in residential and commercial MBS. We finance our investments principally with borrowings under repurchase agreements. Our objective is to provide attractive risk-adjusted returns to our shareholders over the long term that are reflective of a leveraged, high quality fixed income portfolio with a focus on capital preservation. We seek to provide returns to our shareholders primarily through regular quarterly dividends and also through capital appreciation.
We invest in Agency MBS consisting of RMBS, CMBS, and CMBS interest-only (“IO”) securities and non-Agency MBS consisting mainly of CMBS IO. Agency MBS have a guaranty of principal payment by a U.S. government-sponsored entity such as Fannie Mae and Freddie Mac, which are in conservatorship and are currently supported by a senior preferred stock purchase agreement from the U.S. Treasury. Non-Agency MBS are issued by non-governmental enterprises and do not have a guaranty of principal payment. We also invest in other types of mortgage-related securities, such as TBA securities. Our investments in non-Agency MBS are generally higher quality senior or mezzanine classes (typically rated ‘A’ or better by one or more of the nationally recognized statistical rating organizations) because they are typically more liquid (that is, they are more easily converted into cash either through sales or pledges as collateral for repurchase agreement borrowings) and have less exposure to credit losses than lower-rated non-Agency MBS. We may also invest in debt securities, or U.S. Treasuries, issued by the United States Department of the Treasury.
We use leverage to enhance the returns on our invested capital by pledging our investments as collateral for borrowings primarily through the use of uncommitted repurchase agreements with major financial institutions and broker-dealers. These repurchase agreements generally have original terms to maturity of overnight to six months, though in some instances we may enter into longer-dated maturities depending on market conditions. We pay interest on our repurchase agreement borrowings at a rate usually based on a spread to a short-term interest rate such as LIBOR and fixed for the term of the borrowing. Borrowings under these repurchase agreements are renewable at the discretion of our lenders and do not contain guaranteed roll-over terms.
We use derivative instruments to economically hedge our exposure to adverse changes in interest rates resulting from our ownership of primarily fixed-rate investments financed with short-term repurchase agreements. Changes in interest rates can impact net interest income, the market value of our investments, and therefore, our book value per common share. In a period of rising interest rates, our earnings and cash flow may be negatively impacted by borrowing costs increasing faster than interest income from our assets, and our book value may decline as a result of declining market values of our MBS. We frequently adjust our hedging portfolio based on our expectation of future interest rates, including the absolute level of rates and the slope of the yield curve versus market expectations.
Our common stock is traded on the NYSE under the symbol “DX.” We also have one series of preferred stock outstanding, our 6.900% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock which is traded on the NYSE under the symbol “DXPRC.”
We maintain a website at www.dynexcapital.com. Information contained on our website is not, and should not be interpreted to be, part of this prospectus.
Our address and telephone number are 4991 Lake Brook Drive, Suite 100, Glen Allen, Virginia 23060 and (804) 217-5800.

RISK FACTORS

Investing in our securities involves risk. Before making an investment decision, you should carefully read and consider the information set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q (which information is incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. For more information, see “Where You Can Find More Information,” “Incorporation of Information By Reference” and “Cautionary Statement About Forward-Looking Statements.”
USE OF PROCEEDS
Unless we state otherwise in the accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by us pursuant to this prospectus for the acquisition of mortgage assets or other investments as allowed by our investment policy or general corporate purposes. General corporate purposes may include the repayment of existing indebtedness, working capital and for liquidity needs. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds. Additional information on the use of net proceeds from any sale of securities offered under this prospectus may be set forth in the prospectus supplement relating to a specific offering.

DESCRIPTION OF OUR CAPITAL STOCK

The following is a description of the material terms of our capital stock. Because it is only a summary, it does not contain all of the information that may be important to you. For a complete description, please refer to the Virginia Stock Corporation Act and our articles of incorporation and bylaws. See “Where You Can Find More Information.”
General
Our articles of incorporation currently authorize 90,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, $0.01 par value per share. Our articles of incorporation designate up to 6,600,000 shares of preferred stock as Series C Preferred Stock.
As of May 31, 2021, we had issued and outstanding 31,985,383 shares of common stock and 4,460,000 shares of Series C Preferred Stock. Under the Virginia Stock Corporation Act, shareholders generally are not liable for the corporation’s debts or obligations.
Restrictions on Ownership and Transfer
Two of the requirements of qualification for the tax benefits accorded by the REIT provisions of the Internal Revenue Code of 1986, as amended (the “Code”) are that (1) during the last half of each taxable year not more than 50% in value of the outstanding shares of our capital stock may be owned directly or indirectly by five or fewer individuals, and (2) there must be at least 100 shareholders on 335 days of each taxable year of 12 months.
To assist us in meeting these requirements and qualifying as a REIT, our articles of incorporation prohibit anyone from owning in the aggregate, directly or indirectly, more than 9.8% of the outstanding shares of our capital stock, unless our Board of Directors waives this limitation (the “Ownership Limit”). For this purpose, “ownership” includes constructive ownership in accordance with the constructive ownership provisions of Section 544 of the Code, as modified in Section 856(h) of the Code, as well as shares beneficially owned under the provisions of Rule 13d-3 (or any successor rule) under the Exchange Act.
The constructive ownership provisions of Section 544 of the Code generally attribute ownership of securities owned by a corporation, partnership, estate or trust proportionately to its shareholders, partners or beneficiaries; attribute ownership of securities owned by family members to other members of the same family; and set forth rules for attributing securities constructively owned by one person to another person. All shares of our capital stock which any person or persons acting as a group have the right to acquire upon exercise of outstanding rights, options and warrants, and upon conversion of any securities convertible into shares of capital stock, will be considered outstanding for purposes of determining the applicable Ownership Limit if such inclusion will cause such person or persons acting as a group to own more than such applicable Ownership Limit.
To determine whether a person holds or would hold capital stock in excess of the Ownership Limit, a person will be treated as owning not only shares of capital stock actually owned, but also any shares of capital stock attributed to that person under the attribution rules described above. Accordingly, a person who individually owns less than 9.8% of the shares outstanding may nevertheless be in violation of the Ownership Limit.
Any acquisition of shares of capital stock that could or would (i) cause us to be disqualified as a REIT, (ii) result in the imposition of a penalty tax (a “Penalty Tax”) on us (including the imposition of an entity-level tax on one or more real estate mortgage investment conduits (“REMICs”) in which we have acquired or plan to acquire an interest) or (iii) endanger the tax status of one or more REMICs in which we have acquired or plan to acquire an interest will be null and void to the fullest extent permitted by law, and the intended transferee (the “purported transferee”) will be deemed never to have had an interest in such shares. If the prior sentence is held void or invalid by virtue of any legal decision, statute, rule or regulation, then the purported transferee of those shares will be deemed, at our option, to have acted as agent on our behalf in acquiring those shares and to hold those shares on behalf of us.

Shares which, but for the provisions of Article VI of our articles of incorporation, would be owned by a person or persons acting as a group and would, at any time, be in excess of the Ownership Limit will be “Excess Shares.” At the discretion of the Board of Directors, all Excess Shares may be redeemed by us. We will provide written notice of redemption to the holder of the Excess Shares not less than one week prior to the redemption date (the “Redemption Date”) determined by the Board of Directors and included in the notice of redemption. The redemption price to be paid for Excess Shares will be equal to (a) the closing price of those shares on the principal national securities exchange on which the shares are listed or admitted to trading on the last business day prior to the Redemption Date, or (b) if the shares are not so listed or admitted to trading, the closing bid price on the last business day prior to the Redemption Date as reported on the NASD System, if quoted thereon, or (c) if the redemption price is not determinable in accordance with either clause (a) or (b) of this sentence, the net asset value of the shares determined in good faith by the Board of Directors and in accordance with the Virginia Stock Corporation Act. From and after the Redemption Date, the holder of any shares of our capital stock called for redemption will cease to be entitled to any distributions and other benefits with respect to those shares, except the right to payment of the redemption price.
In addition, whenever our Board of Directors deems it to be prudent in avoiding (i) the imposition of a Penalty Tax on us (including the imposition of an entity-level tax on one or more REMICs in which we have acquired or plan to acquire an interest) or (ii) the endangerment of the tax status of one or more REMICs in which we have acquired or plan to acquire an interest, we may redeem shares of our capital stock in the manner described in the foregoing paragraph.
Whenever our Board of Directors deems it to be prudent in protecting our tax status, the Board of Directors may require to be filed with us a statement or affidavit from each proposed transferee of shares of our capital stock setting forth the number of such shares already owned by the transferee and any related person(s). Any contract for the sale or other transfer of shares of our capital stock will be subject to this provision. Prior to any transfer or transaction which would cause a shareholder to own, directly or indirectly, shares in excess of the Ownership Limit, and in any event upon demand of our Board of Directors, such shareholder must file with us an affidavit setting forth the number of shares of our capital stock of the Corporation owned by it directly or indirectly, including both constructive and beneficial ownership. The affidavit must set forth all information required to be reported in returns filed by shareholders under Treasury Regulation § 1.857-9 issued under the Code or similar provisions of any successor regulation, and in reports to be filed under Section 13(d), or any successor rule thereto, of the Exchange Act. The affidavit must be filed with us within ten days after demand therefor and at least fifteen days prior to any transfer or transaction which, if consummated, would cause the filing person to hold a number of shares of our capital stock in excess of the Ownership Limit. The Board of Directors has the right, but is not required, to refuse to transfer any shares of our capital stock purportedly transferred if, as a result of the proposed transfer, any person or persons acting as a group would hold or be deemed to hold Excess Shares.
In addition, whenever our Board of Directors deems it to be prudent in avoiding (i) the imposition of a Penalty Tax on us (including the imposition of an entity-level tax on one or more REMICs in which we have acquired or plan to acquire an interest) or (ii) the endangerment of the tax status of one or more REMICs in which we have acquired or plan to acquire an interest, the Board of Directors may require to be filed with us a statement or affidavit from any holder or proposed transferee of our capital stock stating whether the holder or proposed transferee is a tax-exempt organization or a pass-through entity. Any contract for the sale or other transfer of shares of our capital stock of the Corporation will be subject to this provision. The Board of Directors has the right, but is not required, to refuse to transfer any shares of our capital stock purportedly transferred, if either (a) a statement or affidavit requested as described in this paragraph has not been received, or (b) the proposed transferee is a tax-exempt organization or pass-through entity.
Our Board of Directors may take any and all other action as it in its sole discretion deems necessary or advisable to protect us and the interests of our shareholders by (i) maintaining our eligibility to be, and preserving our status as, a REIT, (ii) avoiding the imposition of a Penalty Tax and (iii) avoiding the endangerment of the tax status of one or more REMICs in which we have acquired or plan to acquire an interest. The Board of Directors in its discretion may exempt from the Ownership Limit and from the affidavit filing requirements described above ownership or transfers of certain designated shares of our capital stock while owned by or transferred to a person who has provided the Board of Directors with acceptable evidence and assurances that our REIT status would not be jeopardized thereby. The Ownership Limit will not apply to the acquisition of shares of our capital stock by an underwriter in a public offering of those shares or in any transaction involving the issuance of shares of capital stock by us in which the Board of Directors determines that the underwriter or other person initially acquiring those shares will timely distribute those shares to or among others so that, following such distribution, none of those shares will be deemed to be Excess Shares.
The provisions described above may inhibit market activity, and may delay, defer or prevent a change in control or other transaction and the resulting opportunity for the holders of our capital stock to receive a premium for their shares that might otherwise exist in the absence of such provisions. Such provisions also may make us an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8% of the outstanding shares of our capital stock. None of the provisions of our articles of incorporation may preclude settlement of any transaction entered into or through the facilities of the NYSE or any other exchange on which our common stock may be listed from time to time.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Shareowner Services. The transfer agent and registrar for any other class or series of stock that we may issue will be identified in the applicable prospectus supplement.
DESCRIPTION OF OUR COMMON STOCK

The following description of our common stock sets forth certain general terms and provisions of our common stock to which any prospectus supplement may relate, including a prospectus supplement providing that common stock will be issuable upon conversion or exchange of our debt securities or preferred stock or upon the exercise of warrants to purchase our common stock.
All shares of our common stock covered by this prospectus will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of the articles of incorporation regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock when, as and if authorized by our Board of Directors out of funds legally available therefor and declared by us and to share ratably in the assets of our company legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our company, including the preferential rights on dissolution of any class or classes of preferred stock.
Subject to the provisions of our articles of incorporation regarding the restrictions on transfer of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our Board of Directors.
Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of the articles of incorporation regarding the restrictions on ownership and transfer of stock, shares of our common stock will have equal dividend, liquidation and other rights.
Under the Virginia Stock Corporation Act, a Virginia corporation generally cannot dissolve, amend its articles of incorporation, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of more than two-thirds of all votes entitled to be cast on the matter, unless a greater or lesser proportion of votes (but not less than a majority of all votes cast) is specified in the articles of incorporation. Our articles of incorporation provide that, except as otherwise required or authorized by the Virginia Stock Corporation Act or our articles of incorporation, the vote required to approve an amendment or restatement of the articles of incorporation will be a majority of all votes entitled to be cast by each voting group entitled to vote on the amendment, other than in the case of an amendment or restatement that amends or affects: (i) the shareholder vote required by the Virginia Stock Corporation Act to approve a merger, share exchange, sale of all or substantially all of our assets or our dissolution, or (ii) the provisions addressing the ownership of Excess Shares in the articles of incorporation.

DESCRIPTION OF OUR PREFERRED STOCK
The prospectus supplement relating to any series of preferred stock offered by that supplement will describe the specific terms of those securities, including where applicable:
•the title and stated value of that preferred stock;
•the number of shares of that preferred stock offered, the liquidation preference per share and the offering price of that preferred stock;
•the dividend rate(s), period(s) and payment date(s) or method(s) of calculation thereof applicable to that preferred stock;
•whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends on that preferred stock will accumulate;
•the voting rights applicable to that preferred stock;
•the procedures for any auction and remarketing, if any, for that preferred stock;
•the provisions for a sinking fund, if any, for that preferred stock;
•the provisions for redemption including any restriction thereon, if applicable, of that preferred stock;
•any listing of that preferred stock on any securities exchange;
•the terms and conditions, if applicable, upon which that preferred stock will be convertible into other securities of ours, including the conversion price (or manner of calculation of the conversion price) and conversion period;
•a discussion of any material U.S. federal income tax considerations applicable to that preferred stock;
•any limitations on issuance of any series of preferred stock ranking senior to or on a parity with that series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;
•in addition to those limitations described above under “Description of Our Capital Stock—Restrictions on Ownership and Transfer,” any other limitations on actual and constructive ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT; and
•any other specific terms, preferences, rights, limitations or restrictions of that preferred stock.
Rank Within Our Capital Structure
Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of our affairs rank:

•senior to all classes or series of common stock and to all equity securities ranking junior to the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of our affairs;
•on a parity with all equity securities issued by us the terms of which specifically provide that those equity securities rank on a parity with the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of our affairs; and
•junior to all equity securities issued by us the terms of which specifically provide that those equity securities rank senior to the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of our affairs.
The term “equity securities” does not include convertible debt securities.
Dividends
Subject to the preferential rights of any other class or series of stock and to the provisions of the articles of incorporation regarding the restrictions on transfer of stock, holders of shares of our preferred stock will be entitled to receive dividends on such stock when, as and if authorized by our Board of Directors out of funds legally available therefor and declared by us, at rates and on dates as will be set forth in the applicable prospectus supplement.
Dividends on any series or class of our preferred stock may be cumulative or noncumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If our Board of Directors fails to authorize a dividend payable on a dividend payment date on any series or class of preferred stock for which dividends are noncumulative, then the holders of that series or class of preferred stock will have no right to receive a dividend in respect of the dividend period ending on that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on such series or class are declared or paid for any future period.
If any shares of preferred stock of any series or class are outstanding, no dividends may be authorized or paid or set apart for payment on the preferred stock of any other series or class ranking, as to dividends, on a parity with or junior to the preferred stock of that series or class for any period unless:
•the series or class of preferred stock has a cumulative dividend, and full cumulative dividends have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment of those dividends is set apart for payment on the preferred stock of that series or class for all past dividend periods and the then current dividend period; or
•the series or class of preferred stock does not have a cumulative dividend, and full dividends for the then current dividend period have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment of those dividends is set apart for the payment on the preferred stock of that series or class.
When dividends are not paid in full (or a sum sufficient for the full payment is not set apart) upon the shares of preferred stock of any series or class and the shares of any other series or class of preferred stock ranking on a parity as to dividends with the preferred stock of that series or class, then all dividends authorized on shares of preferred stock of that series or class and any other series or class of preferred stock ranking on a parity as to dividends with that preferred stock will be authorized pro rata so that the amount of dividends authorized per share on the preferred stock of that series or class and other series or class of preferred stock will in all cases bear to each other the same ratio that accrued dividends per share on the shares of preferred stock of that series or class (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock does not have a cumulative dividend) and that other series or class of preferred stock bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on preferred stock of that series or class that may be in arrears.
Redemption
We may have the right or may be required to redeem one or more series of preferred stock, in whole or in part, in each case upon the terms, if any, and at the time and at the redemption prices set forth in the applicable prospectus supplement.
If a series of preferred stock is subject to mandatory redemption, we will specify in the applicable prospectus supplement the number of shares we are required to redeem, when those redemptions start, the redemption price, and any other terms and conditions affecting the redemption. The redemption price will include all accrued and unpaid dividends, except in the case of noncumulative preferred stock. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series or class is payable only from the net proceeds of the issuance of our stock, the terms of that preferred stock may provide that, if no such stock will have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, that preferred stock will automatically and mandatorily be converted into shares of our applicable stock pursuant to conversion provisions specified in the applicable prospectus supplement.
Liquidation Preference
Upon any voluntary or involuntary liquidation or dissolution of us or winding up of our affairs, then before any distribution or payment will be made to the holders of common stock or any other series or class of stock ranking junior to any series or class of the preferred stock in the distribution of assets upon any liquidation, dissolution or winding up of our affairs, the holders of that series or class of preferred stock will be entitled to receive out of our assets legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount equal to all dividends accrued and unpaid on the preferred stock (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of our remaining assets.
If, upon any voluntary or involuntary liquidation, dissolution or winding up, the legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of any series or class of preferred stock and the corresponding amounts payable on all shares of other classes or series of our stock of ranking on a parity with that series or class of preferred stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of that series or class of preferred stock and all other classes or series of capital stock ranking on a parity as to liquidating distributions will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
If liquidating distributions have been made in full to all holders of any series or class of preferred stock, our remaining assets will be distributed among the holders of any other classes or series of stock ranking junior to that series or class of preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For these purposes, the consolidation or merger of us with or into any other entity, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding up of our affairs.
Voting Rights
Holders of preferred stock will not have any voting rights, except as indicated in the applicable prospectus supplement.

Conversion Rights
The terms and conditions, if any, upon which shares of any series or class of preferred stock are convertible into shares of common stock or other securities of ours will be set forth in the applicable prospectus supplement. The terms will include, where applicable:
•the number or value of shares of common stock or other securities of ours into which the preferred stock is convertible;
•the conversion price (or manner of calculation of the conversion price);
•the conversion period;
•provisions as to whether conversion will be at the option of the holders of the preferred stock or us;
•the events requiring an adjustment of the conversion price; and
•provisions affecting conversion in the event of the redemption of the preferred stock.
Series C Preferred Stock
In February 2020, our Board of Directors classified and designated 6,600,000 shares of Series C Preferred Stock and, on February 21, 2020, we issued 4,460,000 shares of Series C Preferred Stock, all of which shares of Series C Preferred Stock were outstanding as of May 31, 2021. See our registration statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act on February 18, 2020 for a description of our Series C Preferred Stock, which description is incorporated by reference herein.

DESCRIPTION OF OUR DEBT SECURITIES
The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. Although the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below, and the terms and provisions described in this section will apply only to the extent not superseded by the terms of the applicable prospectus supplement.
The debt securities will be our direct unsecured general obligations and may include debentures, notes, bonds or other evidences of indebtedness. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures. Senior debt securities will be issued under a senior indenture, and subordinated debt securities will be issued under a subordinated indenture. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act of 1939, as amended. We use the term “trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.
The following summaries of material provisions of the debt securities are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities.
General
The prospectus supplement relating to a particular series of debt securities will describe the terms of those debt securities, including, where applicable:

•the title;
•any limit on the amount that may be issued;
•whether or not we will issue the series of debt securities in global form and who the depository will be;
•the maturity date;
•the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;
•the terms of the subordination of any series of subordinated debt;
•the place where payments will be payable;
•our right, if any, to defer payment of interest and the maximum length of any such deferral period;
•the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional redemption provisions;
•the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;
•whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;
•whether we will be restricted from incurring any additional indebtedness;
•discussion of any material U.S. federal income tax considerations applicable to the debt securities;
•the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof; and
•any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.
Conversion or Exchange Rights
We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for shares of common stock or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of debt securities receive would be subject to adjustment.
Consolidation, Merger or Sale
We will set forth in the prospectus supplement the covenant, if any, that restrict our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets.
Events of Default Under an Indenture
We will set forth in the prospectus supplement a description of the events of default under any indenture with respect to a series of debt securities that we may issue.

Discharge
Each indenture will describe the circumstances under which we can elect to be discharged from our obligations with respect to a series of debt securities.
Form, Exchange and Transfer
We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. We may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series.
At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.
Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.
We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.
If we elect to redeem the debt securities of any series, we will not be required to:
•issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or
•register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.
Information Concerning the Trustee
The trustee, other than during the occurrence and continuance of an event of default under an indenture, will undertake to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee will be obligated to use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, a trustee will be under no obligation to exercise any of the powers given it by an indenture at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents
Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.
We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.
All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

DESCRIPTION OF OUR WARRANTS
This section describes the general terms and provisions of our warrants. The applicable prospectus supplement will describe the specific terms of the warrants offered through that prospectus supplement as well as any general terms described in this section that will not apply to those warrants. The terms and provisions described in this section will apply only to the extent not superseded by the terms of the applicable prospectus supplement.
We may issue warrants for the purchase of our debt securities, preferred stock, or common stock. We may issue warrants independently or together with other securities offered by this prospectus and any accompanying prospectus supplement, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you.
The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, where applicable:
•the aggregate number of the securities covered by the warrant;
•the designation, amount and terms of the securities purchasable upon exercise of the warrant;
•the exercise price for our debt securities, the amount of debt securities upon exercise you will receive, and a description of that series of debt securities;
•the exercise price for shares of our preferred stock, the number of shares of preferred stock to be received upon exercise, and a description of that series of our preferred stock;
•the exercise price for shares of our common stock and the number of shares of common stock to be received upon exercise;
•the expiration date for exercising the warrant;
•the minimum or maximum amount of warrants that may be exercised at any time;

•a discussion of any material U.S. federal income tax consequences applicable to the warrants; and
•any other material terms of the warrants.
After the warrants expire they will become void. The prospectus supplement will describe how to exercise warrants. A holder must exercise warrants through payment in U.S. dollars. All warrants will be issued in registered form. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.
Until a holder exercises warrants to purchase our debt securities, preferred stock, or common stock, that holder will not have any rights as a holder of our debt securities, preferred stock, or common stock by virtue of ownership of warrants.
DESCRIPTION OF OUR UNITS

We may issue units consisting of two or more other constituent securities. These units may be issuable as, and for a specified period of time may only be transferable as, a single security, rather than as the separate constituent securities comprising such units. The statements made in this section relating to the units are summaries only. These summaries are not complete. When we offer units, we will provide the specific terms of the units in a prospectus supplement. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.
The prospectus supplement relating to a particular offering of units will describe the terms of those units, including, where applicable:
•the title of any series of units;
•identification and description of the separate constituent securities comprising the units;
•the price or prices at which the units will be issued;
•the date, if any, on and after which the constituent securities comprising the units will be separately transferable;
•information with respect to any book-entry procedures;
•a discussion of any material U.S. federal income tax consequences applicable to an investment in the units; and
•any other terms of the units and their constituent securities.
MATERIAL PROVISIONS OF VIRGINIA LAW AND OF OUR ARTICLES OF INCORPORATION AND BYLAWS

The following is a summary of certain provisions of Virginia law and of our articles of incorporation and bylaws. Copies of our articles of incorporation and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”
The Board of Directors
Our Board of Directors consists of six directors. Our bylaws provide that the number of directors of our company may be increased or decreased from time to time by our Board of Directors but may not be fewer than three nor more than 15. A majority of the directors are required to be “Independent Directors.” An “Independent Director” means a director of our company who meets the independence requirements under the rules and regulations of the stock exchange upon which our common stock is then listed and the SEC, as then in effect and applicable to our company. When the chairman of the Board of Directors is not an Independent Director, a lead Independent Director will be appointed by majority vote of the Independent Directors.
Except as described below, any vacancy on our Board of Directors may be filled at any annual or special meeting called for that purpose by our shareholders or at any regular meeting or any special meeting called for that purpose by a majority of the remaining directors. Directors elected by our Board to fill a vacancy will be elected to hold office until the next annual meeting of shareholders or until a successor is elected and qualified.
Pursuant to our bylaws, all members of our Board of Directors will serve until the next annual meeting of shareholders or until their successors are elected and qualified. Holders of shares of our common stock will have no right to cumulative voting in the election of directors.
Except as otherwise specified in our articles of incorporation or bylaws or provided by applicable law, a nominee for director will be elected to our Board of Directors at any meeting of shareholders at which a quorum is present if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that nominees for director will be elected by a plurality of the votes cast at any meeting of shareholders for which the number of nominees exceeds the number of directors to be elected. If a nominee who is an incumbent director is not elected to our Board of Directors and no successor has been elected at such meeting of shareholders, that nominee will offer his or her resignation promptly to our Board of Directors. Within 90 days following certification of the election results, our Board of Directors will determine whether to accept or reject the offered resignation, or whether to take other action. In making such determination, our Board of Directors will consider the recommendation of the committee responsible for the nomination of directors, the factors considered by that committee and any additional information and factors that our Board of Directors believes to be relevant. A director who offers a resignation will not participate in the recommendation of the committee or the decision of our Board of Directors with respect to that director’s resignation.
If dividends on any shares of our Series C Preferred Stock are in arrears for six or more quarterly dividend periods, whether or not consecutive, the number of directors constituting our Board of Directors will automatically increase by two (if not already increased by two by reason of the election of directors by the holders of the Series C Preferred Stock, or the holders of any other class or series of our preferred stock we may issue upon which similar voting rights have been conferred and that is entitled to vote as a class with respect to the election of those two directors with the holders of the Series C Preferred Stock (such preferred stock, “Additional Preferred Stock”)). The holders of our Series C Preferred Stock (together with holders of any Additional Preferred Stock) will be entitled to vote for the election of those two additional directors at a special meeting called by us at the request of the holders of record of at least 25% of the outstanding shares of such classes or series of stock; provided, however, that if such a request is received less than 90 days before the date fixed for the next annual or special meeting of our shareholders, in which case such vote will be held at the earlier of the next annual or special meeting of shareholders. If, at any time when the voting rights conferred upon the Series C Preferred Stock (together with any holders of Additional Preferred Stock) are exercisable, any vacancy in the office of a director elected as described above may be filled only by the remaining director elected as described above or by the vote of the holders of record of the Series C Preferred Stock (together with any holders of Additional Preferred Stock).
Amendments to Our Articles of Incorporation
Our articles of incorporation provide that, except as otherwise required or authorized by the Virginia Stock Corporation Act or our articles of incorporation, the vote required to approve an amendment or restatement of the articles of incorporation will be a majority of all votes entitled to be cast by each voting group entitled to vote on the amendment, other than in the case of an amendment or restatement that amends or affects: (i) the shareholder vote required by the Virginia Stock Corporation Act to approve a merger, share exchange, sale of all or substantially all of our assets or our dissolution, or (ii) the provisions addressing the ownership of Excess Shares in the articles of incorporation.

Dissolution of Our Company
The dissolution of our company must be declared advisable by the Board of Directors and approved by the affirmative vote of the holders of more than two-thirds of all of the votes entitled to be cast on the matter, unless the Board of Directors conditions dissolution of our company on a higher shareholder vote.
Advance Notice of Director Nominations and New Business
Our bylaws provide that:
•with respect to an annual meeting of shareholders, the only business to be considered and the only proposals to be acted upon will be those properly brought before the annual meeting:
•by, or at the direction of, our Board of Directors; or
•by a shareholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws;
•with respect to special meetings of shareholders, only the business specified in our notice of the meeting may be brought before the meeting of shareholders unless otherwise provided by law; and
•nominations of persons for election to our Board of Directors at any annual or special meeting of shareholders may be made only:
•by our Board of Directors or any committee thereof; or
•by a shareholder who is entitled to vote at the meeting and has complied with the advance notice provisions for director nominations by shareholders as set forth in our bylaws.
Exclusive Forum Provision
Our bylaws provide that unless we consent in writing to the selection of an alternative forum, the United States District Court for the Eastern District of Virginia, Richmond Division, or in the event that court lacks jurisdiction to hear such action, the Circuit Court of the City of Richmond, Virginia, will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action for breach of duty to the company or our shareholders by any current or former director, officer or other employee or agent of the company, (iii) any action against the company or any director or officer or other employee of the company arising pursuant to any provision of the Virginia Stock Corporation Act (as it may be amended from time to time) or our articles of incorporation or our bylaws (as either may be amended from time to time), or (iv) any action against the company or any current or former director or officer or other employee or agent of the company governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our bylaws. It is possible that a court of law could rule that the choice of forum provision contained in our bylaws is inapplicable or unenforceable if it is challenged in a proceeding or otherwise.
Anti-Takeover Effect of Certain Provisions of Virginia Law and of Our Articles of Incorporation and Bylaws
Affiliated Transactions. The Virginia Stock Corporation Act limits “affiliated transactions” between a corporation and an “interested shareholder” for three years after the date on which the interested shareholder became an interested shareholder, except in compliance with the Virginia Stock Corporation Act. These affiliated transactions include a merger, statutory share exchange, dissolution, or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers and reclassifications involving interested shareholders. Virginia law defines an interested shareholder as:

•any person who beneficially owns more than 10% of any class of our outstanding voting shares (defined as shares of a class that is entitled to vote generally in the election of directors, and thus consisting of our common stock); or
•an affiliate or associate of the corporation who, at any time within the three-year period prior to the date in question, was the beneficial owner of more than 10% of any class of our then-outstanding voting shares.
The Virginia Stock Corporation Act provides that no corporation may engage in any affiliated transaction with any interested shareholder for a period of three years following the date on which an interested shareholder becomes an interested shareholder unless, subject to certain exceptions under the statute, the affiliated transaction is approved by the affirmative vote of a majority (but not less than two) of the disinterested directors and by the affirmative vote of the holders of two-thirds of the voting shares other than shares beneficially owned by the interested shareholder. A corporation may engage in an affiliated transaction with an interested shareholder beginning three years after such interested shareholder becomes an interested shareholder, provided such transaction complies with the voting requirements for affiliated transactions provided under the Virginia Stock Corporation Act.
Control Share Acquisitions. The Virginia Stock Corporation Act provides that shares of a Virginia corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by the affirmative vote of the holders of a majority of the voting shares entitled to vote on the matter (which exclude interested shares). “Interested shares” are the shares of a public corporation the voting of which may be exercised or directed by any of the following persons: (i) an acquiring person with respect to a control share acquisition; (ii) any officer of such corporation; or (iii) any employee of such corporation who is also a director of the corporation. A “control share acquisition” means the acquisition of shares by a person that when added to all other shares owned by such person would cause such person to become entitled, immediately upon acquisition of such shares, to vote or direct the vote of, shares having voting power within any of the following ranges of the votes entitled to be cast in an election of directors (i) one-fifth or more but less than one-third of such votes; (ii) one-third or more but less than a majority of such votes; or (iii) a majority or more of such votes.
A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our Board of Directors to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If the acquiring person makes no request for such a meeting, but delivers, no later than 60 days before the intended date of notice of an annual meeting of shareholders, a control share acquisition statement with respect to shares acquired in a control share acquisition, the voting rights to be granted such shares shall be considered by any such annual meeting.
If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote in an election of directors, all other shareholders may be entitled to exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.
The control share acquisition statute does not apply to, among other things, shares acquired in a merger or share exchange if the corporation is a party to the transaction.
Bylaws. The advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest.
Indemnification and Limitation of Directors’ and Officers’ Liability
The Virginia Stock Corporation Act and our articles of incorporation provide for indemnification of our directors and officers in a variety of circumstances, which may include liabilities under the Securities Act. Our articles of incorporation require indemnification of directors and officers with respect to certain liabilities, expenses, and other amounts imposed on them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. We also carry insurance on behalf of directors, officers, employees or agents which may cover liabilities under the Securities Act.
Under the Virginia Stock Corporation Act, a Virginia corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the Virginia Stock Corporation Act permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.
Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
As permitted by the Virginia Stock Corporation Act, our articles of incorporation limit the liability our directors and officers in any proceeding brought by a shareholder (brought either in the right of the company, or by or on behalf of our shareholders), except for liability resulting from the director’s or officer’s willful misconduct or knowing violation of criminal law or any federal or state securities law.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of the material U.S. federal income tax considerations that may be relevant to a prospective holder of our capital stock. The prospectus supplement relating to a particular offering of securities other than our common stock will include a summary of the material U.S. federal income tax considerations, if any, that may be relevant to a prospective holder of the securities then being offered.
This summary is for general information only, and does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their personal investment or tax circumstances, or to certain types of investors that are subject to special treatment under the U.S. federal income tax laws, such as insurance companies, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States (except to the limited extent discussed in “— Taxation of Non-U.S. Holders”), investors who hold or will hold securities as part of hedging or conversion transactions or other integrated investment, investors subject to federal alternative minimum tax, investors who acquired their interest as compensation for services, investors holding their interest through a partnership or other pass-through entities, investors that have a principal place of business or “tax home” outside the United States and investors whose functional currency is not the U.S. dollar. Further, this discussion does not apply to investors that are REITs or regulated investment companies for U.S. federal income tax purposes, investors subject to the special tax accounting rules under section 451(b) of the Code, or investors that are traders in securities that elect to use a mark to market method of accounting for securities. This summary assumes that shareholders will hold our capital stock as capital assets. In addition, except to the extent specifically described herein, this summary does not address the impact of state and local taxes, the estate tax or the alternative minimum tax.
The statements of law in this discussion are based on the Code, existing temporary, proposed and final Treasury regulations promulgated thereunder, current administrative interpretations, practices and rulings, and judicial decisions, all as currently in effect and available as of the date of this prospectus and all of which are subject to differing interpretations. In addition, no assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes. No assurance can be given that the Internal Revenue Service (the “IRS”) would not assert, or that a court of competent jurisdiction would not sustain, a position contrary to any tax consequences described below, and no rulings are being or will be requested from the IRS with respect to any of the matters discussed herein.
We urge you to consult your own tax advisor regarding the specific tax consequences to you of ownership of our securities and of our election to be taxed as a REIT. Specifically, we urge you to consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such ownership and election and regarding potential changes in applicable tax laws.
Taxation of Our Company
We have elected to be taxed as a REIT under the U.S. federal income tax laws. We believe that, since such election, we have been and are organized and operated in such a manner as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to continue to qualify as a REIT. This section discusses the laws governing the U.S. federal income tax treatment of a REIT and its investors. These laws are highly technical and complex.
We have received an opinion of Mayer Brown LLP to the effect that, for our 2015 and 2016 taxable years, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code for our 2017 taxable year and subsequent taxable years. We emphasize that the opinion of Mayer Brown LLP is based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this prospectus are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this prospectus.

Investors should be aware that Mayer Brown LLP’s opinion is based upon customary assumptions, is conditioned upon the accuracy of certain representations made by us as to factual matters, including representations regarding the nature of our assets and the future conduct of our business, and is not binding upon the IRS or any court. In addition, Mayer Brown LLP’s opinion is based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our continued qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the U.S. federal tax laws. Those qualification tests include the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. While Mayer Brown LLP reviewed those matters in connection with rendering the foregoing opinion, Mayer Brown LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “— Failure to Qualify.”
If we qualify as a REIT, we generally will not be subject to U.S. federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and shareholder levels, that generally results from owning stock in a corporation. However, we will be subject to U.S. federal tax in the following circumstances:
•We will pay U.S. federal income tax at regular corporate rates on taxable income, including net capital gain, that we do not distribute to our shareholders during, or within a specified time period after, the calendar year in which the income is earned, to the extent we cannot otherwise offset such income with our tax NOL carryforward (if any).
•We will pay income tax at the corporate rate on (1) net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business and (2) other non-qualifying income from foreclosure property.
•We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.
•If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “— Gross Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on an amount equal to (1) the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by (2) a fraction intended to reflect our profitability.
•After consideration of our loss carryforwards, if we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we will pay a 4% excise tax on the excess of this required distribution over the sum of the amount we actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.
•We may elect to retain and pay income tax on our net long-term capital gain. In that case a U.S. holder, as defined below under “— Taxation of U.S. Holders,” would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that a timely designation of such gain is made by us to the shareholder) and would receive a credit or refund for its proportionate share of the tax we paid.
•If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference to the C corporation’s basis in the asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of such asset during the five-

year period after we acquire such asset. The amount of gain on which we will pay tax generally is the lesser of (1) the amount of gain that we recognize at the time of the sale or disposition or (2) the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset.
•We will incur a 100% excise tax on transactions with a taxable REIT subsidiary (“TRS”) that are not conducted on an arm’s-length basis.
•If we fail to satisfy certain asset tests due to reasonable cause, described below under “—Asset Tests” and nonetheless continue to qualify as a REIT because we meet certain other requirements, we will be subject to a tax of the greater of $50,000 or at the highest corporate rate on the net income generated by the non-qualifying assets.
•We may be subject to a $50,000 tax for each failure if we fail to satisfy certain REIT qualification requirements, other than income tests or asset tests, and the failure is due to reasonable cause and not willful neglect.
•If we recognize “excess inclusion income” and have shareholders who are “disqualified organizations,” we may have to pay tax at the highest corporate rate on the portion of the excess inclusion income allocable to the shareholders that are disqualified organizations. See “— Taxable Mortgage Pools” below.
•We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with votes relating to the composition of our shareholders.
In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes because not all states and localities treat REITs in the same manner as they are treated for U.S. federal income tax purposes. Moreover, as further described below, any TRS in which we own an interest will be subject to U.S. federal and state corporate income tax on its taxable income.
Requirements for Qualification
A REIT is a corporation, trust, or association that meets the following requirements:
1.    it is managed by one or more trustees or directors;
2.    its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest;
3.    it would be taxable as a domestic corporation but for the REIT provisions of the U.S. federal income tax laws;
4.    it is neither a financial institution nor an insurance company subject to special provisions of the U.S. federal income tax laws;
5.    at least 100 persons are beneficial owners of its shares or ownership certificate;
6.    no more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, as defined in the U.S. federal income tax laws to include certain entities, during the last half of each taxable year;

7.    it elects to be a REIT, or has made such election for a previous taxable year, which election has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;
8.    it uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the U.S. federal income tax laws; and
9.    it meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions.
We must meet requirements 1 through 4 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for such taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, and beneficiaries of such a trust will be treated as holding shares of our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.
We have issued sufficient stock with enough diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, our articles of incorporation restrict the ownership and transfer of the stock so that we should continue to satisfy requirements 5 and 6. The provisions of our charter restricting the ownership and transfer of the stock are described in “Description of Our Capital Stock—Restrictions on Ownership and Transfer.”
If we comply with regulatory rules pursuant to which we are required to send annual letters to holders of our stock requesting information regarding the actual ownership of our stock, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement 6 above, we will be treated as having met the requirement.
In addition, we must satisfy all relevant filing and other administrative requirements established by the IRS to elect and maintain REIT qualification.
Effect of Subsidiary Entities
Qualified REIT Subsidiaries. A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT for U.S. federal income tax purposes. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all of the capital stock of which is owned by a REIT. Thus, in applying the requirements described in this section, any qualified REIT subsidiary that we own will be ignored for U.S. federal income tax purposes, and all assets, liabilities, and items of income, deduction, and credit of that subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.
Investments in Partnerships. In the case of a REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for U.S. federal income tax purposes, the REIT is treated as owning its proportionate share of the assets of the partnership or limited liability company and as earning its allocable share of the gross income of the entity for purposes of the applicable REIT qualification tests. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT. For purposes of the 10% value test (as described below under “— Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which we own or will acquire an interest, directly or indirectly, is treated as our assets and gross income for purposes of applying the various REIT qualification requirements.
Taxable REIT Subsidiaries. Subject to restrictions on the value of TRS securities held by the REIT, a REIT is permitted to own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation. The TRS and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will be automatically treated as a TRS. Overall, no more than 20% (25% for taxable years before January 1, 2018) of the value of a REIT’s assets may consist of TRS securities.
Several provisions of the Code ensure that an entity taxable as a corporation, such as a TRS, will be subject to an appropriate level of U.S. federal income taxation. For example, deductions are disallowed for business interest expense (even if paid to third parties) in excess of the sum of a taxpayer’s business interest income and 30% of the adjusted taxable income of the business, which is its taxable income computed without regard to business interest income or expense, net operating losses or the pass-through income deduction (and for taxable years before 2022, excludes depreciation and amortization). Such limitations may also impact the amount of U.S. federal income tax paid by our TRSs. Accordingly, if we lend money to a TRS, the TRS may be unable to deduct all or a part of the interest paid on that loan, and the lack of an interest deduction could result in a material increase in the amount of tax paid by the TRS. The TRS rules also limit the deductibility of interest paid or accrued by a TRS to us to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and us or our tenants, if any, that are not conducted on an arm’s-length basis. We intend to scrutinize all of our transactions with our TRSs and to conduct such transactions on an arm’s-length basis; however, we cannot assure you that we will be successful in avoiding this excise tax.
We currently have one TRS. Additionally, we may form or acquire additional TRSs in the future.
Gross Income Tests
We must satisfy two gross income tests annually to maintain our qualification as a REIT.
First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income, excluding gross income from sales of inventory or dealer property in “prohibited transactions.” Qualifying income for purposes of that 75% gross income test generally includes:
•rents from real property;
•interest on debt secured by mortgages on real property or on interests in real property;
•dividends and gain from the sale of shares in other REITs;
•gain from the sale of real estate assets (excluding gain from the sale of a debt instrument issued by a “publicly offered REIT” to the extent not secured by real property or an interest in real property); and
•income derived from the temporary investment of new capital or “qualified temporary investment income” that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one year period beginning on the date on which we received such new capital.
Second, in general, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test above, other types of dividends and interest, gain from the sale or disposition of stock or securities, or any combination of these; however, for purposes of the 95% gross income test, gain from the sale of “real estate assets”

includes gain from the sale of a debt instrument issued by a “publicly offered REIT” even if not secured by real property or an interest in real property. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. Generally, income and gain from hedging transactions, as described in “—Hedging Transactions,” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will not constitute gross income for purposes of the 75% and 95% gross income tests, and will therefore be excluded for purposes of these tests. The following paragraphs discuss the specific application of the gross income tests to us.
Rents from Real Property. Rent that we receive from any real property that we might own and lease to tenants will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the several conditions are met, including the following:
•First, the rent must not be based, in whole or in part, on the income or profits of any person but may be based on a fixed percentage or percentages of gross receipts or gross sales.
•Second, neither we nor a direct or indirect owner of 10% or more of our shares of stock may own, actually or constructively, 10% or more of a tenant other than a TRS from whom we receive rent.
•Third, if the rent attributable to personal property leased in connection with a lease of any real property that we might own exceeds 15% of the total rent received under the lease, then the portion of rent attributable to that personal property will not qualify as “rents from real property.”
•Fourth, we generally must not operate or manage any real property or furnish or render services to tenants, other than through an “independent contractor” who is adequately compensated, from whom we do not derive revenue, and who does not, directly or through its shareholders, own more than 35% of our shares of stock, taking into consideration the applicable ownership attribution rules. However, we need not provide services through an “independent contractor,” but instead may provide services directly to any such tenants, if the services are “usually or customarily rendered” in the geographic area in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and non-customary services to tenants without tainting our rental income from the related properties. See “—Taxable REIT Subsidiaries.”
Interest. The term “interest,” as defined for purposes of both the 75% and 95% gross income tests, generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the residual cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property.
In Revenue Procedure 2003-65, the IRS established a safe harbor under which interest from loans secured by a first priority security interest in ownership interests in a partnership or limited liability company owning real property will be treated as qualifying income for both the 75% and 95% gross income tests, provided several requirements are satisfied. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, although we anticipate that most or all of any mezzanine loans that we make or acquire will qualify for the safe harbor in Revenue Procedure 2003-65, it is possible that we may make or acquire some mezzanine loans that do not qualify for the safe harbor.

Foreclosure Property. We will be subject to tax at the maximum U.S. federal corporate income tax rate on any income from foreclosure property, other than income that would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of such income. However, gross income from such foreclosure property will qualify for purposes of the 75% and 95% gross income tests. “Foreclosure property” is any real property, including interests in real property, and any personal property incident to such real property:
•that is acquired by a REIT as the result of such REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on an indebtedness that such property secured;
•for which the related loan or lease was acquired by the REIT at a time when the REIT had no intent to evict or foreclose or the REIT did not know or have reason to know that default would occur; and
•for which such REIT makes a proper election to treat such property as foreclosure property.
However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property with respect to a REIT at the end of the third taxable year following the taxable year in which the REIT acquired such property, or longer if an extension is granted by the Secretary of the Treasury. The foregoing grace period is terminated and foreclosure property ceases to be foreclosure property on the first day:
•on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;
•on which any construction takes place on such property, other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent; or
•which is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.
As a result of the rules with respect to foreclosure property, if a lessee defaults on its obligations under a percentage lease, we terminate the lessee’s leasehold interest, and we are unable to find a replacement lessee for the property within 90 days of such foreclosure, gross income from operations conducted by us from such property could cease to qualify for the 75% and 95% gross income tests unless we are able to hire an independent contractor to manage and operate the property. In such event, we might be unable to satisfy the 75% and 95% gross income tests and, thus, might fail to qualify as a REIT.
Hedging Transactions. From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. To the extent that we enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred or to be incurred to acquire or carry “real estate assets,” including mortgage loans, or to hedge certain foreign currency risks, any periodic income or gain from the disposition of that contract is disregarded for purposes of the 75% and 95% gross income tests. We are required to identify clearly any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and satisfy other identification requirements. To the extent that we hedge for other purposes, or to the extent that a portion of our loans are not secured by real estate assets (as described under “— Asset Tests”) or in other situations, the income from those transactions will likely be treated as non-qualifying income for purposes of both gross income tests.
If we have entered into a qualifying hedging transaction as described above (an “Original Hedge”), and a portion of the hedged indebtedness is extinguished or the related property is disposed of and in connection with such extinguishment or disposition we enter into a new clearly identified hedging transaction that would counteract the Original hedging transaction (a “Counteracting Hedge”), income from the Original Hedge and income from the Counteracting Hedge (including gain from the disposition of the Original Hedge and the Counteracting Hedge) will not be treated as gross income for purposes of the 95% and 75% gross income tests.
We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.
Failure to Satisfy Gross Income Tests. We intend to monitor our sources of income so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the U.S. federal income tax laws. Those relief provisions generally will be available if:
•our failure to meet such tests is due to reasonable cause and not due to willful neglect; and
•following our identification of the failure to meet one or both gross income tests for a taxable year, a description of each item of our gross income included in the 75% or 95% gross income tests is set forth in a schedule for such taxable year filed as specified by Treasury regulations.
We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “— Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.
Asset Tests
To maintain our qualification as a REIT, we also must satisfy the following asset tests at the close of each quarter of each taxable year:
•First, at least 75% of the value of our total assets must consist of:
•cash or cash items, including certain receivables;
•U.S. government securities;
•interests in real property, including leaseholds and options to acquire real property and leaseholds;
•interests in mortgages on real property;
•stock in other REITs;
•debt instruments issued by publicly offered REITs; and
•investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five-year term.
•Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets.
•Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities.
•Fourth, for taxable years beginning after December 31, 2017, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.
•Finally, not more than 25% of the value of our total assets may be represented by debt instruments issued by publicly offered REITs to the extent not secured by real property or interests in real property.

For purposes of the second and third asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, or equity interests in a partnership.
For purposes of the 10% value test, the term “securities” does not include:
•“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-”straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:
•a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and
•a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.
•Any loan to an individual or an estate.
•Any “section 467 rental agreement,” other than an agreement with a related party tenant.
•Any obligation to pay “rents from real property.”
•Certain securities issued by governmental entities.
•Any security issued by a REIT.
•Any debt instrument of an entity treated as a partnership for U.S. federal income tax purposes to the extent of our interest as a partner in the partnership.
•Any debt instrument of an entity treated as a partnership for U.S. federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Gross Income Tests.”
We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our assets to comply at all times with such tests. There can be no assurances, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirements, we will need to estimate the value of the real estate securing our mortgage loans at various times. In addition, we will have to value our investment in our other assets to ensure compliance with the asset tests. Although we will seek to be prudent in making these estimates, there can be no assurances that the IRS might not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the 75% and the other asset tests and would fail to qualify as a REIT. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:
•we satisfied the asset tests at the end of the preceding calendar quarter; and

•the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.
If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.
In the event that we violate the second or third asset tests described above at the end of any calendar quarter, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure. In the event of a more than de minimis failure of any of the asset tests, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure, (ii) file a schedule with the IRS describing the assets that caused such failure in accordance with regulations promulgated by the Secretary of Treasury and (iii) pay a tax equal to the greater of $50,000 or 35% of the net income from the non-qualifying assets during the period in which we failed to satisfy the asset tests.
Distribution Requirements
Each taxable year we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:
•the sum of (1) 90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and net capital gains, and (2) 90% of our after-tax net income, if any, from foreclosure property; minus
•the sum of certain items of non-cash income.
These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to shareholders of record on a specified date in any such month and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each shareholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our shareholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.
We will pay U.S. federal income tax at the ordinary corporate tax rate on taxable income, including net capital gain, that we do not distribute to our shareholders. Furthermore, we must distribute during a calendar year, or by the end of January following such calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:
•85% of our REIT ordinary income for such year;
•95% of our REIT capital gain income for such year; and
•any undistributed taxable income from prior periods.
If we fail to distribute such amounts within the proscribed timeframe, then we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distributed. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “— Taxation of Taxable U.S. Holders of Stock.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements.
It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses, and (2) the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. In addition, we may not deduct recognized net capital losses from our REIT taxable income. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred shares.
Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.
Recordkeeping Requirements
To avoid a monetary penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding shares of stock. We intend to comply with such requirements.
Prohibited Transactions
A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends on the facts and circumstances in effect from time to time, including those related to a particular asset. We do not own assets that are held primarily for sale to customers. We will attempt to comply with the terms of safe harbor provisions in the U.S. federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot provide assurance, however, that we can comply with such safe harbor provisions or that we or our subsidiaries will avoid owning property that may be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.”
Failure to Qualify
If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Gross Income Tests” and “— Asset Tests.”
If we were to fail to qualify as a REIT in any taxable year, and no relief provision applied, we would be subject to U.S. federal income tax on our taxable income at regular corporate rates and any applicable alternative minimum tax. In calculating our taxable income in a year in which we failed to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in such year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders would be taxable as regular corporate dividends. The excess inclusion income rules (which are described under “—Taxable Mortgage Pools” below) will not apply to the distributions we make. Subject to certain limitations of the U.S. federal income tax laws, corporate shareholders might be eligible for the dividends received deduction, and individual and certain non-corporate trust and estate shareholders may be eligible for a reduced U.S. federal income tax rate on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of U.S. Holders
The term “U.S. holder” means a holder of our securities that for U.S. federal income tax purposes is:
•a citizen or resident of the United States;
•a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states, or the District of Columbia;
•an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.
If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our securities, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our securities, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of our securities by the partnership.
    Taxation of Taxable U.S. Holders of Stock. As long as we qualify as a REIT, a taxable U.S. holder of our stock must report as ordinary income distributions or retained long-term capital gain that are made out of our current or accumulated earnings and profits and that we do not designate as capital gain dividends. Dividends paid to a corporate U.S. holder of our stock will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. holder generally will not qualify for the capital gains tax rate for “qualified dividend income.” However, our ordinary REIT dividends may qualify as qualified dividend income, if they are (1) attributable to dividends received by us from non-REIT corporations, such as our TRSs, and (2) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold our stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our stock becomes ex-dividend. Individuals, trusts, and estates generally may deduct 20% of the “qualified REIT dividends” (i.e., REIT dividends other than capital gain dividends and portions of REIT dividends designated as “qualified dividend income,” which in each case are eligible for capital gain tax rates) they receive. The deduction for qualified REIT dividends is not subject to the wage and property basis limits that apply to other types of “qualified business income” eligible for the 20% deduction. However, to qualify for this deduction, the U.S. stockholder receiving such dividends must hold the dividend-paying REIT stock for at least 46 days (taking into account certain special holding period rules) of the 91-day period beginning 45 days before the stock become ex-dividend and cannot be under an obligation to make related payments with respect to a position in substantially similar or related property. The 20% deduction for qualified REIT dividends results in a maximum 29.6% U.S. federal income tax rate on ordinary REIT dividends, not including the 3.8% Medicare tax, discussed below. Without further legislation, this deduction will sunset after 2025.
A U.S. holder generally will report distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. holder has held our stock. A corporate U.S. holder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income. If we properly designate any portion of a dividend as a capital gain dividend then, except as otherwise required by law, we presently intend to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of our stock for the year to the holders of our common stock and Series C Preferred Stock in proportion to the amount that our total dividends, as determined for U.S. federal income tax purposes, paid or made available to the holders of our common stock and Series C Preferred Stock for the year bears to the total dividends, as determined for U.S. federal income tax purposes, paid or made available to holders of all classes of our stock for the year

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. holder would be taxed on its proportionate share of our undistributed long-term capital gain, to the extent that we designate such amount in a timely notice to such shareholder. The U.S. holder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. holder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.
To the extent that we make a distribution in excess of our current and accumulated earnings and profits, such distribution will not be taxable to a U.S. holder to the extent that it does not exceed the adjusted tax basis of the U.S. holder’s stock. Instead, such distribution will reduce the adjusted tax basis of such stock. Our earnings and profits generally will be allocated first to distributions on shares of our preferred stock before being allocated to distributions on our common stock. To the extent that we make a distribution in excess of both our current and accumulated earnings and profits and the U.S. holder’s adjusted tax basis in its stock, such shareholder will recognize long-term capital gain, or short-term capital gain if the stock has been held for one year or less, assuming the stock is a capital asset in the hands of the U.S. holder. The IRS has ruled that if total distributions for two or more classes of stock are in excess of current and accumulated earnings and profits, dividends must be treated as having been distributed to those shareholders having a priority under the corporate charter before any distribution to shareholders with lesser priority. If we declare a dividend in October, November, or December of any year that is payable to a U.S. holder of record on a specified date in any such month, such dividend will be treated as both paid by us and received by the U.S. holder on December 31 of such year, provided that we actually pay the dividend during January of the following calendar year.
The aggregate amount of dividends that we may designate as “capital gain dividends” or “qualified dividends” with respect to any taxable year may not exceed the dividends paid by us with respect to such year, including dividends that are paid in the following year and if made with or before the first regular dividend payment after such declaration) are treated as paid with respect to such year.
Shareholders may not include in their individual income tax returns any of our NOLs or capital losses. Instead, we would carry over such losses for potential offset against our future income generally. Taxable distributions from us and gain from the disposition of our stock will not be treated as passive activity income, and, therefore, shareholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of the stock generally will be treated as investment income for purposes of the investment interest limitations.
We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.
Taxation of U.S. Holders on the Disposition of Stock. In general, a U.S. holder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our stock as long-term capital gain or loss if the U.S. holder has held the stock for more than one year, and otherwise as short-term capital gain or loss. However, a U.S. holder must treat any loss upon a sale or exchange of stock held by such shareholder for six months or less as a long-term capital loss to the extent of any actual or deemed distributions from us that such U.S. holder previously has characterized as long-term capital gain. All or a portion of any loss that a U.S. holder realizes upon a taxable disposition of the stock may be disallowed if the U.S. holder purchases the same type of stock within 30 days before or after the disposition.
Capital Gains and Losses. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 37%. The maximum tax rate on long-term capital gain applicable to non-corporate taxpayers is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property.” With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate shareholders at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.
Taxation of U.S. Holders on the Redemption of Series C Preferred Stock. A redemption of shares of Series C Preferred Stock will be treated under Section 302 of the Code as a distribution (and taxable as a dividend to the extent of our current and accumulated earnings and profits as described under “Material U.S. Federal Income Tax Considerations—Taxation of Taxable U.S. holders of Stock” in the accompanying prospectus) unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares. A redemption of shares of Series C Preferred Stock generally will be treated as a sale or exchange of the redeemed shares if it, within the meaning of Section 302(b) of the Code:
•    is “substantially disproportionate” with respect to the U.S. holder;
•    results in a “complete termination” of the U.S. holder’s stock interest in us; or
•    is “not essentially equivalent to a dividend” with respect to the U.S. holder.
In determining whether any of these tests have been met, shares of stock, including common stock and other equity interests in us, considered to be owned by the U.S. holder by reason of certain constructive ownership rules set forth in the Code, as well as shares of our stock actually owned by the U.S. holder, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to a U.S. holder depends upon the facts and circumstances at the time that the determination must be made, U.S. holders are advised to consult their tax advisors to determine such tax treatment.
If a redemption of shares of the Series C Preferred Stock is treated as a distribution, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. See “U.S. Federal Income Tax Considerations—Taxation of U.S. Holders—Taxation of Taxable U.S. Holders of Stock” above. A U.S. holder’s adjusted tax basis in the redeemed shares of the Series C Preferred Stock will be transferred to the U.S. holder’s remaining shares of our stock, if any. If the U.S. holder owns no other shares of our stock, under certain circumstances, such basis may be transferred to a related person or it may be lost entirely. With respect to a redemption of our Series C Preferred Stock that is treated as a distribution but that is not otherwise taxable as a dividend because it exceeds our earnings and profits, the method by which a holder must reduce its basis is uncertain in situations where the holder owns different blocks of stock that were acquired at different prices and thus have different bases.
If a redemption of shares of Series C Preferred Stock is not treated as a distribution, it will be treated as a taxable sale or exchange of the redeemed shares in the manner described under “Material U.S. Federal Income Tax Considerations—Taxation U.S. Holders—Taxation of U.S. Holders on the Disposition of Stock” in the accompanying prospectus.
Taxation of U.S. Holders upon the Conversion of Series C Preferred Stock. Except as provided below, (i) a U.S. holder generally will not recognize gain or loss upon the conversion of Series C Preferred Stock into our common stock, and (ii) a U.S. holder’s basis and holding period in our common stock received upon conversion generally will be the same as those of the converted Series C Preferred Stock (but the basis will be reduced by the portion of adjusted tax basis allocated to any fractional share exchanged for cash). Common stock received in a conversion that is attributable to accumulated and unpaid dividends on the converted Series C Preferred Stock will be treated as a distribution that is potentially taxable as a dividend. Cash received upon conversion in lieu of a fractional share generally will be treated as a payment in a taxable exchange for such fractional share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional share deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. holder has held the Series C Preferred Stock for more than one year at the time of conversion. Holders are urged to consult with their tax advisors regarding the U.S. federal income tax consequences of any transaction by which such holder exchanges shares received on a conversion of the Series C Preferred Stock for cash or other property.
Information Reporting Requirements and Backup Withholding. We will report to our shareholders and to the IRS the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 24% with respect to distributions unless such holder:
•is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or
•provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.
A shareholder that does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, any U.S. holders that fail to certify their non-foreign status to us may be subject to withholding on a portion of capital gain distributions. See “— Taxation of Non-U.S. Holders.”
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Taxation of Tax-Exempt U.S. Holders
Tax-exempt U.S. holders, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation, thus typically dividends received by such entities are not subject to taxation when received. However, these entities or accounts are subject to taxation on any unrelated business taxable income generated. While many investments in real estate generate unrelated business taxable income, the IRS has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute unrelated business taxable income.
However, if a tax-exempt shareholder were to finance its acquisition of our stock with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, if we are a “pension-held REIT,” a qualified employee pension or profit sharing trust that owns more than 10% of our shares of stock is required to treat a percentage of the dividends that it receives from us as unrelated business taxable income. That percentage is equal to the gross income that we derive from an unrelated trade or business, if any, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares of stock only if:
•the percentage of our dividends that the tax-exempt trust would be required to treat as unrelated business taxable income is at least 5%;

•we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust (see “— Requirements for Qualification” above); and
•either (1) one pension trust owns more than 25% of the value of our stock or (2) a group of pension trusts each individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.
The ownership and transfer restrictions in our charter reduce the risk that we may become a “pension-held REIT.”
A tax-exempt U.S. holder may also be required to treat any excess inclusion income as unrelated business taxable income as described in “— Taxable Mortgage Pools.”
Taxation of Non-U.S. Holders
The rules governing the U.S. federal income taxation of holders of our securities that are not U.S. holders and are not partnerships or other pass-through entities (collectively, “non-U.S. holders”) are complex. We urge non-U.S. holders to consult their own tax advisors to determine the impact of U.S. federal, state, and local income tax laws on the ownership of our stock, including any reporting requirements.
A non-U.S. holder that receives a distribution that is not attributable to gain from our sale or exchange of U.S. real property interests, as defined below, and that we do not designate as a capital gain dividend will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. Our earnings and profits generally will be allocated first to distributions on shares of our preferred stock before being allocated to distributions on our common stock. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In general, non-U.S. holders are not considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. However, if a distribution is treated as effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. holders are taxed with respect to such distributions. A non-U.S. holder that is a corporation also may be subject to the 30% branch profits tax with respect to the distribution. Generally, a non-U.S. holder will be subject to U.S. income tax withholding at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. holder unless either:
•a lower treaty rate applies and the non-U.S. holder files an IRS Form W-8BEN or successor form evidencing eligibility for that reduced rate with the payor; or
•the non-U.S. holder files an IRS Form W-8ECI or successor form with the payor claiming that the distribution is effectively connected income.
Generally, a non-U.S. holder will not be liable for tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its stock. Instead, the excess portion of such distribution will reduce the adjusted basis of such stock. A non-U.S. holder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its stock, if the non-U.S. holder otherwise would be subject to tax on gain from the sale or disposition of its stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, the entire amount of any distribution may be subject to withholding as a taxable dividend. In addition, a distribution in excess of our current and accumulated earnings and profits (but not in excess of the holders adjusted tax basis in its stock) is subject to withholding in the manner described in the immediately succeeding paragraph. A non-U.S. holder may obtain a full or partial refund, as appropriate, of amounts that are withheld if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.
Unless we are a “domestically-controlled REIT,” as defined below, withholding at a rate of 15% is required on any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, it is possible that if we are able to determine that a particular distribution (or portion thereof) exceeds our current and accumulated earnings and profits, we may withhold at the lower rate of 15% on such distribution (or portion thereof).
For any year in which we qualify as a REIT, a non-U.S. holder may incur tax on distributions that are attributable to gain from any sale or exchange of “United States real property interests” under special provisions of the U.S. federal income tax laws referred to as “FIRPTA.” The term “United States real property interests” includes certain interests in real property and stock in corporations at least 50% of whose assets consists of interests in real property. The term “United States real property interests” generally does not include mortgage loans or MBS. Under those rules, a non-U.S. holder is taxed on distributions attributable to gain from sales of United States real property interests as if such gain were effectively connected with a U.S. trade or business of the non-U.S. holder. A non-U.S. holder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. holders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate holder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Except as described below with respect to regularly traded stock, withholding is required at a rate of 21% of any distribution that we could designate as a capital gain dividend. A non-U.S. holder may receive a credit against its tax liability for the amount we withhold. Any distribution with respect to any class of stock which is regularly traded on an established securities market located in the United States, such as our stock, will not be treated as gain recognized from the sale or exchange of a United States real property interest if the non-U.S. holder did not own more than 10% of such class of stock at any time during the taxable year within which the distribution is received. The distribution will be treated as an ordinary dividend to the non-U.S. holder and taxed as an ordinary dividend that is not a capital gain. A non-U.S. holder is not required to file a U.S. federal income tax return by reason of receiving such a distribution, and the branch profits tax no longer applies to such a distribution. However, the distribution will be subject to U.S. federal income tax withholding as an ordinary dividend as described above.
A non-U.S. holder generally will not incur tax under FIRPTA with respect to gain realized upon a disposition of our stock as long as we are a “domestically-controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. holders. We cannot assure you that that test will be met. However, a non-U.S. holder that owned, actually or constructively, 10% or less of our stock at all times during a specified testing period will not incur tax under FIRPTA with respect to any such gain if the stock is “regularly traded” on an established securities market. We believe our common stock and Series C Preferred Stock are each treated as regularly traded on an established securities market, although no assurances can be provided in this regard. To the extent that our stock is regularly traded on an established securities market, a non-U.S. holder will not incur tax under FIRPTA unless it owns more than 10% of our stock. If the gain on the sale of the stock were taxed under FIRPTA, a non-U.S. holder would be taxed in the same manner as U.S. holders with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. holder generally will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, or (2) the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. holder will incur a 30% tax on his capital gains.
In addition, amendments to FIRPTA create certain exemptions from FIRPTA and otherwise modify the application of the foregoing FIRPTA rules for particular types of non-U.S. stockholders, including “qualified shareholders,” “qualified foreign pension funds” and their wholly owned foreign subsidiaries and certain widely held, publicly traded “qualified collective investment vehicles.” Non-U.S. holders are urged to consult their own tax advisors regarding the applicability of these or any other special FIRPTA rules to their particular investment in our capital stock.
A non-U.S. holder could recognize gain or loss upon the conversion of our Series C Preferred Stock into our common stock, if our Series C Preferred Stock constituted a “United States real property interest.” However, gain would not be recognized if our common shares also constitute a United States real property interest provided certain reporting requirements are satisfied. A holder’s basis and holding period in the common stock received upon conversion generally will be the same as those of the converted Series C Preferred Stock (but the basis will be reduced by the portion of adjusted tax basis allocated to any fractional share of common stock exchanged for cash or adjusted to the extent that a non-U.S. holder’s disposition of the Series C preferred stock is treated as a disposition of a United States real property interest).
Under current Treasury regulations, information reporting and backup withholding will not generally apply to payments on our capital stock made by us or our paying agent (in its capacity as such) to a non-U.S. holder, or on payments of sales proceeds upon a disposition of Series C Preferred Stock, if such holder has provided the proper certification that it is a non-U.S. holder (generally, the appropriate IRS Form W-8BEN). Non-U.S. holders are encouraged to consult their own tax advisors with respect to the potential for information reporting and backup withholding.
Taxable Mortgage Pools
A taxable mortgage pool is any entity (or in certain cases, a portion of an entity) other than a “real estate mortgage investment conduit” (as defined in the Code) that has the following characteristics:
•Substantially all (generally, more than 80%) of the assets of such entity consists of debt obligations and more than 50% of such debt obligations are real estate mortgages;
•Such entity issues two or more classes of debt obligations having different maturities; and
•The timing and amount of payments or projected payments on the debt obligations issued by the entity are determined in large part by the timing and amount of payments the entity receives on the debt obligations it holds as assets.
If a REIT is a taxable mortgage pool, or if a REIT owns a qualified REIT subsidiary that is a taxable mortgage pool, then a portion of the REIT’s income will be treated as excess inclusion income and a portion of the dividends the REIT pays to its shareholders will be considered to be excess inclusion income. You cannot offset excess inclusion income with NOLs or otherwise allowable deductions. Moreover, if you are a tax-exempt shareholder, such as a domestic pension fund, you must treat excess inclusion income as unrelated business taxable income. If you are not a U.S. holder, your dividend distributions may be subject to withholding tax, without regard to any exemption or reduction in rate that might otherwise apply, with respect to your share of excess inclusion income. The manner in which excess inclusion income would be allocated among shares of different classes of our stock or how such income is to be reported to shareholders is not clear under current law.
Several of our investments are contained in securitization trusts which are considered taxable mortgage pools. To the extent that these taxable mortgage pools have excess inclusion income, we will report these amounts annually.
Medicare Tax
Certain net investment income earned by U.S. holders that are U.S. citizens, resident aliens or certain estates or trusts is subject to a 3.8% Medicare tax. Net investment income includes, among other things, dividends on and capital gains from the sale or other disposition of shares of stock. Holders of shares of our capital stock should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of such shares.

Foreign Accounts
Under Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (collectively, “FATCA”), withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as defined in the Code) and certain other non-U.S. entities. A withholding tax of 30% generally maybe imposed on dividends on, and gross proceeds from the sale or other disposition of, our capital stock paid to (a) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (b) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and such entity meets certain other specified requirements.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to dividends on our capital stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our capital stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. We will not pay any additional amounts in respect of any amounts withheld. Non-U.S. holders are encouraged to consult their tax advisors regarding the effect, if any, of the FATCA rules based on their particular circumstances.
State and Local Taxes
We and/or you may be subject to state and local tax in various states and localities, including those states and localities in which we or you transact business, own property, or reside. The state and local tax treatment in such jurisdictions may differ from the U.S. federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon an investment in our securities.
Legislative or Other Actions Affecting REITs
The rules dealing with U.S. federal income taxation, and in particular the U.S. federal income tax treatment of REITs, are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to us and our shareholders may be modified or enacted, possibly with retroactive effect. Changes to the U.S. federal income tax laws and interpretations of U.S. federal income tax laws could adversely affect an investment in our shares of common stock.

PLAN OF DISTRIBUTION

We may sell the securities offered pursuant to this prospectus and any accompanying prospectus supplements through underwriters, dealers or agents, or directly, or through any combination of those methods. The applicable prospectus supplement will describe the terms of the offering that it applies to, including the names of any underwriters, dealers or agents, the purchase price for our securities, and the proceeds we expect to receive. It will also include any delayed delivery arrangements, the initial public offering price, the proceeds we expect to receive from the offering and any underwriting discounts and other items constituting underwriters’ compensation, any discounts or concessions allowed or re-allowed or paid to dealers, and a list of any securities exchanges on which the securities offered may be listed.
If we use underwriters in any sale, our securities will be purchased by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Our securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriters with respect to a particular underwritten offering will be named in the applicable prospectus supplement relating to that offering. If an underwriting syndicate is used, the managing underwriter or underwriters will be disclosed on the cover of the applicable prospectus supplement. Generally, the obligations of the underwriters or agents to purchase the securities that we offer will be subject to conditions precedent, and the underwriters will have to purchase all of the offered securities if any are purchased. The initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. In no event will the maximum commission or discount to be received by any Financial Industry Regulatory Authority member or independent broker-dealer exceed 8% for the sale of the securities registered hereunder.
If we use dealers to sell our securities, we will sell our securities to the dealers as principals. The dealers may then resell our securities to the public at varying prices that they determine at the time of resale. We will disclose the names of the dealers and the terms of the transaction in the applicable prospectus supplement.
We may sell the securities through agents that we designate from time to time at fixed prices that may be changed, or at varying prices determined at the time of sale. We will name any agent involved in the offer or sale of our securities in the applicable prospectus supplement, and specify any commissions that we will pay them. Unless otherwise specified in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.
Underwriters or agents may be paid by us or by purchasers of our securities for whom they act as agents in the form of discounts, concessions or commissions. Underwriters, agents and dealers participating in the distribution of our securities may all be deemed to be underwriters, and any discounts or commissions that they receive, as well as profit they receive on the resale of our securities, may be deemed to be underwriting discounts or commissions under the Securities Act.
A prospectus supplement may indicate that we will authorize agents, underwriters or dealers to solicit from specified types of institutions offers to purchase our securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts permitting payment and delivery on a specified future date. The prospectus supplement will describe conditions of any delayed delivery contracts, as well as the commission we will pay for solicitation of these contracts.
Some or all of the securities that we offer though this prospectus and accompanying prospectus supplements may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

In order to facilitate the offering of our securities, any underwriters or agents involved in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our securities, or other securities that affect payments on our securities. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC. Specifically, the underwriters or agents may overallot in connection with the offering, creating a short position for their own account. In addition, to cover overallotments or to stabilize the price of our securities, or other securities that affect payments on our securities, the underwriters or agents may bid for and purchase the securities in the open market. In any offering of our securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or dealer for distributing our securities if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilizing transactions or otherwise. Any of these activities may stabilize or maintain the market price of our securities above independent market levels. The underwriters or agents are not required to engage in these activities, and may end any of these activities at any time.
Agents, dealers and underwriters may be entitled to be indemnified by us against specified civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that they may be required to make.
Any underwriters, dealers or agents that we use, as well as their affiliates, may engage in transactions with us or perform services for us in the ordinary course of business. Underwriters have from time to time in the past provided, and may from time to time in the future provide, investment banking services to us for which they have in the past received, and may in the future receive, customary fees.

EXPERTS

The consolidated financial statements as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the securities offered hereby and certain U.S. federal income tax matters are being passed upon for us by Mayer Brown LLP, New York, New York.

10,500,000 Shares
Common Stock
Prospectus Supplement

BTIG

June , 2024